Exhibit 10.1

Execution Version

Dated 22 March 2021

Sale and Purchase Agreement

between

Tennor Holding B.V.

Advert Finance B.V.

and Lars Windhorst

as Sellers

and

Digital Turbine Luxembourg S.à r.l.

as Purchaser

and

Digital Turbine, Inc.

as Guarantor

Table of Contents

Page

1.	Definitions and Interpretation	5
1.1	Definitions	5
1.2	Interpretation of this Agreement	5

2.	Sale and Purchase of the Shares	6
2.1	Agreement to Sell and Purchase	6
2.2	Transfer of the Shares	6
2.3	Required Consents, Waivers	6

3.	Handling of the Bonds	7
3.1	Conversion of the Tennor Bonds	7
3.2	Redemption of the Remaining Bonds	7

4.	Stock Option Plan Settlement	7

5.	Financing	7
5.1	Bank Financing	7
5.2	Loan Notes	8
5.3	Paycheck Protection Program Loans	9

6.	Consideration	9
6.1	Purchase Price Components	9
6.2	Sellers’ Consideration	10
6.3	Final Determination of the Sellers’ Consideration	10
6.4	Earn-Out Consideration	11
6.5	Payments and Delivery of Shares in Purchaser’s Parent	11
6.6	No Set-off or Right to Refuse Performance	12
6.7	Default with Purchase Price	12
6.8	Interest Calculation	12
6.9	Value Added Tax	12
6.10	Withholding	13

7.	Regulatory Proceedings	13
7.1	Merger Control Filings	13
7.2	Other Regulatory Proceedings	13
7.3	Cooperation	14
7.4	Other Transactions	14

8.	Closing	14
8.1	Place and Time of Closing	14
8.2	Closing Conditions	15
8.3	Closing Obstacles	15
8.4	Closing Actions	17
8.5	No Partial Closing	18
8.6	Closing Protocol; Closing Date	18
8.7	Rescission	18

9.	Sellers’ Guarantees	19
9.1	Sellers’ Capacity	19
9.2	Status of the Sellers	20
9.3	Beneficial Ownership	20
9.4	Sold Shares	20
9.5	Target Group	20
9.6	Financial Statements, Books and Records, No Undisclosed Liabilities	22
9.7	Assets	24
9.8	Real Property	24

(i)

Page

9.9	IP Rights	25
9.10	Information Technology Systems	30
9.11	Borrowings and Loans	31
9.12	Material Agreements	31
9.13	Employees, Labor and Pensions Matters	33
9.14	Bank Accounts	34
9.15	Permits	34
9.16	Compliance, Legal Proceedings and Default	35
9.17	Inside Information	36
9.18	Public Subsidies	36
9.19	Environmental Matters	36
9.20	Insurance	36
9.21	Tax	36
9.22	Transaction Fee	39
9.23	Full Disclosure	40
9.24	Sellers' Best Knowledge	40

10.	Undertakings	40
10.1	Conduct of Business prior to Closing / Exercise of Voting Rights	40
10.2	Change of Board Members	41

11.	Further Declarations	42
11.1	Relevant Stockholder	42
11.2	Financing Source	42

12.	Remedies; Limitations	43
12.1	Restitution in Kind; Damages; Scope of Liability	43
12.2	Notice of a Guarantee Claim	43
12.3	Third Party Claims	44
12.4	Exclusion and Limitation of Liability	44
12.5	Time Limitations	45
12.6	Tipping Basket	45
12.7	Liability Cap	45
12.8	Exclusion of further Remedies	45

13.	R&I Insurance	46
13.1	Efforts to arrange for R&I Insurance	46
13.2	Bring Down of Disclosures	46
13.3	Sellers' Liability	46

14.	Tax	46

15.	Purchaser’s Guarantees	51
15.1	Capacity of the Purchaser and Purchaser’s Parent	51
15.2	Status of the Purchaser and Purchaser’s Parent	52
15.3	Purchaser’s Parent Common Stock	52
15.4	Guarantor Financial Statements	52
15.5	Guarantor Assets	53
15.6	Remedies and Limitations	53

16.	Post-Closing Covenants	54
16.1	General Principle	54
16.2	Post-Closing Assistance	54
16.3	Shelf Registration	54
16.4	Non-Solicitation Undertaking	55

(ii)

Page

17.	Confidentiality and Public Announcements	55
17.1	Confidentiality	55
17.2	Public Announcements	55

18.	Notices	56
18.1	Form of Notice	56
18.2	Addresses and Recipients	56

19.	Costs and Fees, Transfer Taxes	57
19.1	Own Costs, Costs of Advisers	57
19.2	Transfer Taxes	57

20.	Governing Law and Jurisdiction	57

21.	Final Provisions	57
21.1	Joint and Several Debtors	57
21.2	Purchaser’s Parent as Guarantor	58
21.3	Currency Conversion	58
21.4	Entire Agreement	58
21.5	No Third Party Beneficiaries	58
21.6	Assignment	58
21.7	Amendment	58
21.8	Further Assurance	58
21.9	Severability	58

Exhibit 1.1 – Definitions	61

(iii)

This Sale and Purchase Agreement (the “Agreement”) is made on 22 March 2021 (the “Signing Date”)

between:

(1)	Tennor Holding B.V., a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its registered seat in Amsterdam, the Netherlands, its office address at Schiphol Boulevard 127, G4.08, 1118 BG Schiphol, The Netherlands and registered with the Netherlands Chamber of Commerce Business Register under number 34355195 (“Tennor”);

(2)	Advert Finance B.V., a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its registered seat in Amsterdam, the Netherlands, its office address at Schiphol Boulevard 127, G4.02, 1118 BG Schiphol, The Netherlands and registered with the Netherlands Chamber of Commerce Business Register under number 74507516 (“Advert”),

(3)	Mr. Lars Windhorst, Gubelstr. 24, 6300 Zug, Switzerland (“LW“),

(together the “Sellers” and individually a “Seller”), and

(4)	Digital Turbine Luxembourg S.à r.l., a private limited company under the laws of the Grand Duchy of Luxembourg (Société à responsabilité limitée), having its registered seat in Luxembourg, its office address at 121, avenue de la Faïencerie L - 1511 Luxembourg, Grand Duchy of Luxembourg and registered with the commercial register of Luxembourg under number B191240 (the “Purchaser”)

(5)	Digital Turbine, Inc., a corporation incorporated under the laws of the State of Delaware, having its principal executive office at 110 San Antonio Street, Suite 160, Austin, Texas, United States, and registered with the Secretary of State of the State of Delaware under number 4423588 (the “Purchaser’s Parent” or “Guarantor”),

(the Sellers, the Purchaser and the Purchaser’s Parent hereinafter also collectively referred to as the “Parties” and individually as a “Party”).

Preamble:

(A)	Fyber N.V. is a public limited liability company (naamloze vennootschap) registered with the Netherlands Chamber of Commerce Business Register under number 54747805 and also registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Berlin (Charlottenburg) under HRB 166541 B (hereinafter the “Company”).

(B)	The Company has a registered share capital of EUR 46,552,262.20 split in 465,522,622 ordinary bearer shares with a nominal value of EUR 0.10 each and which are admitted to the regulated market (Prime Standard) on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) (WKN: A2DUJD / ISIN: NL0012377394) (together with all such ordinary bearer shares with a nominal value of EUR 0.10 each in the Company resulting from the conversion of the Bonds (Sec. 3.1) the “Shares”). The Company has issued a global share certificate for all Shares which is deposited with Clearstream Banking AG (“Clearstream”).

(C)	The Company has issued EUR 150,000,000 senior, unsecured convertible bonds due 27 July 2022 (ISIN: XS1223161651 / WKN: A1Z3XC) (the “Bonds”) part of which have been converted. Tennor is the holder of the notional value of EUR 23,600,000 of the Bonds (the “Tennor Bonds”). From the remaining outstanding Bonds (other than the Tennor Bonds) EUR 20,000,000 have not yet been converted and are currently outstanding (the “Remaining Bonds”).

(D)	Exhibit (D) contains an overview of the current group structure of the Company and its wholly owned direct and indirect subsidiaries (the “Subsidiaries”, and such Subsidiaries together with the Company, the “Target Group”).

(E)	Each Seller intends to sell and transfer to the Purchaser, and the Purchaser intends to purchase and acquire the relevant Shares respectively, from the respective Seller (the “Transaction”).

(F)	Furthermore, the Purchaser is aware of its obligation to make a public tender offer to the shareholders of the Company to acquire the remaining Shares in exchange for cash by way of a mandatory takeover offer in accordance with the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG) as well as applicable Dutch law, including the Dutch Civil Code, the Dutch Financial Market Authority Act (Wet op het financieel toezicht), the Dutch Takeover Order (Besluit openbare biedingen Wft) and the Dutch Corporate Governance Code (De Nederlandse corporate governance code) following the acquisition of control over the Company pursuant to applicable law, provided, however, that the Purchaser may, subject to applicable law, at any point in time after the Signing Date decide in his sole discretion whether to launch a voluntary or a mandatory takeover offer (the mandatory offer or the voluntary, as the case may be, the “Offer”). Sec. 7.3 shall apply mutatis mutandis with regard to such Offer. The Sellers hereby waive any claims to a minimum payment under applicable security laws and capital market rules they may have in connection with the Offer.

(G)	With regard to such Offer, the Company and the Purchaser will concurrently with this Agreement enter into a certain support agreement governing, amongst others, the relationship between, and actions by, the Company and the Purchaser in the course of such Offer (the “Support Agreement”). A copy of the final draft of the Support Agreement shall be attached hereto as Exhibit (G).

Now, therefore, the Parties agree as follows:

1.	Definitions and Interpretation

1.1	Definitions

For the purposes of, and except as explicitly set forth otherwise in, this Agreement capitalised terms shall have the meaning as set forth in Exhibit 1.1 (Definitions).

1.2	Interpretation of this Agreement

1.2.1	The headings in this Agreement are inserted for purpose of convenience only and shall not affect the interpretation of this Agreement.

1.2.2	References made to “Sec.” shall refer to sections of the main body of this Agreement or to sections of Exhibits or specific laws/acts where reference to a specific Exhibit or a law/an act is explicitly made.

1.2.3	Where German terms are used (be they either inserted in parenthesis after an English term and/or inserted in italics), such German term shall be decisive for the interpretation of the respective term.

1.2.4	All Exhibits to this Agreement shall be an integral part of this Agreement and reference made to this Agreement shall be understood as to include its Exhibits. In case of a conflict between provisions of the main body of this Agreement and its Exhibits the provisions of such Exhibit shall prevail for the subject matter dealt with in such Exhibit.

1.2.5	The terms “include” and “including” are to be construed without limitation.

1.2.6	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.2.7	Where terms are defined in the Exhibits (other than Exhibit 1.1) to this Agreement in deviation from the terms as defined in Exhibit 1.1, the definitions used in the Exhibits (other than Exhibit 1.1) shall, but only for purposes of the interpretation and scope of the respective Exhibits, prevail over the meaning of the terms as defined in Exhibit 1.1.

2.	Sale and Purchase of the Shares

2.1	Agreement to Sell and Purchase

Upon the terms set forth in this Agreement, each Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from each Seller, the Shares set forth next to such Seller's name in Exhibit 2.1 (which include the Shares in the Company which will result from the conversion of the Bonds (Sec. 3.1) (jointly, the “Sold Shares”)).

2.2	Transfer of the Shares

2.2.1	Subject to the condition precedent of the full payment by Purchaser on the Closing Date of the Sellers’ Consideration referred to in Sec. 6.1.3 in accordance with Secs. 8.4(d) and 8.4(e), Sellers herewith assign and transfer the Sold Shares to the Purchaser (which shall be deemed to be fulfilled also upon the execution by any Seller of a written confirmation that the Sellers have received such amounts or the execution by the Parties of the Closing Protocol).

2.2.2	All ancillary rights relating to the Sold Shares now or in the future attaching to them are transferred together with the Sold Shares, in particular the entitlement to all profits now or in the future attaching to them. Subject to Closing the Purchaser is exclusively entitled to any undistributed profits of past financial years, as well as to all profits of the current financial year.

2.2.3	The sale and transfer of the Sold Shares and the ancillary rights relating to the Sold Shares shall in each case have effect as of the occurrence of Closing. The provision in Sec. 2.2.2 with regard to rights to undistributed profits shall not be affected.

2.2.4	At Purchaser's choice, the Sellers shall transfer the Sold Shares to a wholly-owned subsidiary of Purchaser (the “Designee”), provided that (a) the Purchaser notifies the Sellers in writing of the name of the Designee at least ten (10) Business Days prior to the Closing Date and (b) the Designee joins this Agreement assuming all rights and obligations of the Purchaser under or in connection with this Agreement and a copy of such written notifications has been delivered to any of the Sellers at least five (5) Business Days prior to the Closing Date. Purchaser shall remain party to this Agreement as a guarantor and hereby guarantees vis-à-vis the Sellers the full and prompt fulfilment by the Designee of all obligations of Purchaser under or in connection with this Agreement.

2.3	Required Consents, Waivers

(a)	Tennor's and Advert's management boards have given their respective consents to each sale and transfer to the Purchaser provided for in this Agreement by way of resolutions, copies of which are attached as Exhibit 2.3(a).

(b)	Each Seller hereby grants the consent to sell and transfer the Sold Shares to the Purchaser and each Seller hereby waives all pre-emption rights and rights of first refusal or similar rights with regard to all Sold Shares, including any rights under shareholders' agreements or similar agreements.

3.	Handling of the Bonds

3.1	Conversion of the Tennor Bonds

Prior to the Closing Date, Tennor shall convert the Tennor Bonds into Shares and it is the Parties’ mutual understanding that such Shares resulting from the conversion shall also be considered Sold Shares and, thus, sold and transferred as contemplated under this Agreement.

3.2	Redemption of the Remaining Bonds

3.2.1	Pursuant to Sec. 7.1.2 lit. a) of the Support Agreement, the Company shall redeem the Remaining Bonds not already converted prior to the Closing Date. The Sellers hereby agree – also by way of a contract for the benefit of the Company as a third party (echter Vertrag zugunsten Dritter) – to provide the Company by way of a loan with the respective funding required to effect such redemption (including any interest thereon, the “Redemption Loan”).

3.2.2	The Sellers hereby covenant and undertake vis-à-vis the Purchaser to exercise, to the extent legally permitted, any potential influence on the Company and its board members in favor of a redemption of the Remaining Bonds.

4.	Stock Option Plan Settlement

4.1.1	Under stock option plans (all stock option plans that have been set-up at the Company together the “Stock Options”), the Company has granted stock options to employees and members of its management board. The Stock Options will be settled by the Company without undue delay after the Closing Date requiring financing by the Purchaser in an aggregate amount to be calculated and announced by the Company at least five days prior to Closing (the "Stock Option Settlement Payment") and without any Shares being issued. Pursuant to Sec. 6.3.2 of the Support Agreement, on the Closing Date the Purchaser shall provide the Company with funds equal to the Stock Option Settlement Payment to allow the settlement of the stock options by the Company. In accordance with Sec. 6.3.2 of the Support Agreement the Stock Option Redemption Payment shall be considered as new shareholder loan from the Purchaser to the relevant member of the Target Group and such shareholder loan shall be on reasonable commercial (including with respect to interest) and arm’s length terms.

4.1.2	The Purchaser hereby covenants and undertakes vis-à-vis the Sellers to comply with, and honor, its funding obligation pursuant to Sec. 6.3.2 of the Support Agreement. The Sellers hereby covenant and undertake vis-à-vis the Purchaser to exercise, to the extent legally permitted, any potential influence on the Company and its board members in favor of a settlement of the Stock Options. The Sellers shall also, and shall procure that the Company will, contact the beneficiaries under the Stock Options and request that each of them provides a signed confirmation addressed to the Company that following receipt of the respective portion of the Stock Option Settlement Payment all obligations of the Company under the Stock Options are settled (the "Stock Option Release Letter") substantially in the form attached as Exhibit 4.1.2, and provides copies of such Stock Option Release Letters to the Purchaser as soon as possible and in any event not later than Closing.

5.	Financing

5.1	Bank Financing

5.1.1	The Company and/or the Subsidiaries have entered into loan facility agreements with banks as follows:

(a)	Fyber GmbH, as borrower, is party to a loan facility agreement with Raisin Bank AG as lender dated 10 September 2020 (the "Raisin Bank Loan"). According to the Sellers, the outstanding principal amount under the Raisin Loan Agreement plus accrued but unpaid interest thereon amounts to EUR 3,227,488 as of 15 March 2021.

(b)	Fyber Monetization Ltd, as borrower, is party to a loan facility agreement with Israel Discount Bank Ltd. as lender dated 15 November 2020 (the "Discount Bank Loan"). According to the Sellers, the outstanding principal amount under the Discount Loan Agreement plus accrued but unpaid interest thereon amounts to USD 5,841,150 as of 15 March 2021.

(c)	Fyber Monetization Ltd, as borrower, is party to a loan facility agreement with Bank Leumi as lender dated 26 November 2020 (the "Leumi Bank Loan"). According to the Sellers, the outstanding principal amount under the Leumi Loan Agreement plus accrued but unpaid interest thereon amounts to USD 12,524,750 as of 15 March 2021.

(together, the "Bank Loans") as detailed in Exhibit 9.11.1. Such Bank Loans are secured with the collateral listed in Exhibit 9.7.2.

5.1.2	The Bank Loans shall all remain in place post-Closing. In accordance with Sec. 7.1.2 lit. b) of the Support Agreement, the relevant member of the Target Group will contact each of the relevant banks and request that each of the relevant banks provides a written confirmation addressed either to Fyber Monetization Ltd. or to Fyber GmbH respectively consenting to the envisaged change of control in the respective member of the Target Group and thereby waiving the extraordinary termination right including an estimation of the expected outstanding principal amount plus accrued but unpaid interest thereon as at the envisaged Closing Date (the "Waiver Letters").

5.1.3	The Sellers hereby covenant and undertake vis-à-vis the Purchaser to exercise, to the extent legally permitted, any potential influence on the Company and its board members if required for obtaining the Waiver Letters.

5.2	Loan Notes

5.2.1	The Company issued the following loan notes:

(a)	first loan note dated 23 January 2018 with a principal amount of EUR 8,000,000;

(b)	second loan note dated 9 August 2018 with a principal amount of EUR 4,000,000;

(c)	third loan note dated 6 December 2018 with a principal amount of EUR 6,000,000;

(d)	fourth loan note dated 29 May 2019 with a principal amount of EUR 15,000,000;

(e)	fifth loan note dated 30 January 2020 with a principal amount of EUR 10,500,000

(together, the "Loan Notes"). The Loan Notes have been assigned by Tennor to Meridian Capital International Fund ("Meridian") by agreement dated 17 February 2021.

5.2.2	The outstanding amounts under the Loan Notes shall be repaid on the Closing Date together with any accrued but unpaid interest thereon as of the Closing Date (the "Loan Note Redemption Amount") by the Purchaser for and on behalf of the Company with full discharging effect. In accordance with Sec. 7.1.2 lit. c) of the Support Agreement, such repayment for and on behalf of the Company shall be considered as new shareholder loan from the Purchaser and the terms of such new shareholder loan shall not be less favourable to the Target Group than the refinanced Loan Notes. The Sellers hereby undertake vis-à-vis the Purchaser to exercise, to the extent legally permitted, any potential influence on the Company and its board members to the effect that the Company will contact Meridian and request that Meridian provides a written confirmation addressed to the Company that upon receipt of the Loan Note Redemption Amount, all obligations of the Company under the Loan Notes are settled and all related collateral (including any collateral provided by the direct and indirect shareholders of the Company) are released (the "Loan Notes Release Letter").

5.3	Paycheck Protection Program Loans

5.3.1	The following Subsidiaries received loans under the U.S. Paycheck Protection Program:

(a)	Inneractive USA Inc. in an aggregate principal amount of USD 341,442.00;

(b)	Fyber Inc. in an aggregate principal amount of USD 880,283.75 (together, the "PPP Loans").

5.3.2	The Sellers hereby undertake vis-à-vis the Purchaser to exercise, to the extent legally permitted, any potential influence on the Company and its board members to the effect that the respective Subsidiary will use best efforts to obtain debt forgiveness with regard to the PPP Loans. If the PPP Loans are not forgiven ten (10) Business Days prior to Closing, the relevant Subsidiary shall repay the outstanding principal amount under the PPP Loans out of cash at hand prior to Closing. The Sellers shall indemnify and hold harmless the relevant Subsidiary from and against any claims and obligations under the PPP Loans if and to the extent they have not been repaid prior to Closing.

6.	Consideration

6.1	Purchase Price Components

6.1.1	The Parties agreed upon an aggregate consideration of up to USD 600,000,000 for 100% of the Shares in the Company under the assumption that (i) the Remaining Bonds are either (x) converted into Sold Shares before Closing Date or (y) not converted and Sellers have provided evidence to the reasonable satisfaction of the Purchasers that such Remaining Bonds (the “Redemption Bonds”) have been redeemed and (ii) all stock options will be fully and finally settled with all beneficiaries to the satisfaction of the Purchaser without issuance of further Shares.

6.1.2	Further, the Parties agree, for the purpose of this Agreement only, that any shareholders other than the Sellers (the “Minority Shareholders”) that sell and transfer their respective Shares (each a “Minority Share”) as part of, or in connection with, the Offer, shall receive a cash only consideration per Minority Share being the higher of (i) (a) the sum of the value of the Sellers’ Consideration and an assumed Earn-Out Consideration divided by (b) the total number of Sold Shares, and (ii) the volume-weighted average domestic stock exchange price of the Share during the last three months prior to the last day prior to the Closing Date (the “Minority Share Price”). The aggregate amount payable to Minority Shareholders for all of their Minority Shares on the basis of the foregoing calculation and assuming that all Minority Shares are tendered shall hereinafter be referred to as the “Minority Consideration”.

6.1.3	The consideration for the Sold Shares (the “Sellers’ Consideration”) shall result in a purchase price consisting of a Cash Consideration (as defined below) and a Closing Share Consideration (as defined below). In addition to the Sellers’ Consideration, the Sellers shall be entitled to an Earn-Out Consideration (as defined below) provided that certain milestones are met.

6.2	Sellers’ Consideration

6.2.1	Cash Consideration

The Parties agree on a "Cash Consideration" for the Sold Shares that shall be calculated as follows: USD 150,000,000 minus the aggregate amount of (i) the Minority Consideration, (ii) the excess, if any, of the outstanding principal amounts of the Bank Loans plus accrued but unpaid interest thereon over the Company’s cash at Closing, (iii) the Loan Notes Redemption Amount, (iv) the Redemption Loan, (v) the Stock Option Settlement Payment, (vi) any bonus, fees or charges payable by any member of the Target Group to any member of the management board and/or supervisory board, employee, broker, investment banker, service provider or other third party in connection with the transactions contemplated herein (the “Transaction Costs”) and (vii) any amount payable in connection with the termination of any employment, freelancer service or other agreements in connection with any changes to the management board on or around the Closing (the “Severance Payments”). For the avoidance of doubt, if the Company’s cash at Closing exceeds the aggregate amount of the Bank Loans, such excess cash shall not increase the Cash Consideration or otherwise Sellers’ Consideration.

6.2.2	Closing Share Consideration

(a)	The "Closing Share Consideration" shall be the number of newly issued shares of common stock, par value $0.0001 per share, of the Purchaser’s Parent (the "Purchaser’s Parent Common Stock") determined by dividing USD 400,000,000 by the Purchaser’s Parent Common Stock Price (as defined below); provided, however, that (i) in the event that the Purchaser’s Parent Common Stock Price is greater than the Common Stock Cap (as defined below), then the Closing Share Consideration shall be 3,950,617 newly issued shares of Purchaser’s Parent Common Stock, and (ii) in the event that the Purchaser’s Parent Common Stock Price is less than the Common Stock Floor (as defined below), then the Closing Share Consideration shall be 6,584,362 newly issued shares of Purchaser’s Parent Common Stock. If the Cash Consideration as determined pursuant to Sec. 6.2.1 is negative, the amount thereof reduces the Closing Share Consideration.

(b)	"Purchaser’s Parent Common Stock Price" shall be the volume-weighted average price of the Purchaser’s Parent Common Stock on the NASDAQ Capital Market during the period beginning at 9:30 a.m., New York City time on the day thirty (30) consecutive trading days prior to the Closing Date, and ending at 4:00 p.m. New York City time on the last trading day prior to the Closing Date, as reported by Bloomberg L.P., determined without regard to after-hours trading or any other trading outside core trading session hours.

(c)	"Common Stock Cap" means USD 101.25.

(d)	"Common Stock Floor" means USD 60.75.

6.3	Final Determination of the Sellers’ Consideration

6.3.1	The Cash Consideration shall be finally calculated by the Parties five (5) Business Days prior to the Closing Date, based on the mechanic as set out in Sec. 6.2.1 of this Agreement, whereby the Sellers, with the support of the Company, shall inform the Purchaser of (a) the result of the conversion and/or redemption of the Remaining Bonds and (b) the number of Shares for which irrevocable undertakings to tender these Minority Shares have been obtained together with evidence of such undertakings and the shareholding of the respective sellers of those Minority Shares and, pursuant to Sec. 7.1.2 lit. f) of the Support Agreement, the Company shall inform the Parties of (v) the debt position (including accrued interest) as of the Closing Date (including the outstanding principal amount of the Bank Loans plus accrued but unpaid interest thereon, the cash, the Loan Notes Redemption Amount, any Redemption Loan granted pursuant to Sec. 3.2.1 or any other shareholder loans), (w) the exact amount of the Stock Option Settlement Payment, (x) the exact amount of the Transaction Costs, (y) the exact amount of the Severance Payments as well as (z) of the estimated volume-weighted average domestic stock exchange price of the Share during the last three months prior to the fifth day before the Closing Date based on information to be provided by the Company’s investment bank. An example calculation based on the respective data as of 28 February 2021 is attached hereto as Exhibit 6.3. The Closing Share Consideration shall be finally calculated by the Parties on the Closing Date and as set out in Sec. 6.2.2.

6.3.2	If any of the amounts provided in the information pursuant to Sec. 6.3.1 and used in the determination of the Cash Consideration has not been sufficient to settle the corresponding amounts at Closing, the Sellers shall pay the respective difference to the respective member of the Target Group within ten (10) Business Days after having been provided with reasonable evidence by the Purchaser.

6.4	Earn-Out Consideration

6.4.1	In addition to the Closing Share Consideration, the Sellers shall be entitled to a one-time payment of the Earn-Out Consideration (as defined below) if the Company's net revenues are equal or higher than USD 100,000,000 for the 12-month earn-out period ending on 31 March 2022 (the "Earn-Out Period"). The net revenues for the Earn-Out Period shall be determined in a manner consistent with plan projections provided by the Company's management and based on management accounts, prepared in accordance with the provisions of IFRS applied on a consistent basis, by the Purchaser for the Earn-Out Period. The Purchaser shall make available, at commercially reasonable times, to the Sellers and their representatives all requisite books and records of the Target Group to the extent necessary for their review of the relevant financial statements. The Earn-Out Consideration shall become due and payable within 30 Business Days after the end of the Earn-Out Period.

6.4.2	"Earn-Out Consideration" shall be the number of newly issued shares of Purchaser’s Parent Common Stock determined by dividing the Earn-Out Amount (as defined below) by the Earn-Out Price (as defined below); provided, however, that the aggregate number of shares of Purchaser’s Parent Common Stock issuable as Earn-Out Consideration pursuant to this Sec. 6.4 shall not exceed the Earn-Out Maximum Share Amount (as defined below); and, provided, further, that, in the event that the value of the Earn-Out Maximum Share Amount (based on the Earn-Out Price) is less than the Earn-Out Amount, the Earn-Out Consideration shall be the Earn-Out Maximum Share Amount and the Earn-Out Cash Amount.

6.4.3	"Earn-Out Amount" means USD 50,000,000 less any amount set-off against the Earn-Out Consideration in accordance with this Agreement.

6.4.4	"Earn-Out Price" shall be the volume-weighted average price of the Purchaser’s Parent Common Stock on the NASDAQ Capital Market during the period beginning at 9:30 a.m., New York City time on the day thirty (30) consecutive trading days prior to 31 March 2022, and ending at 4:00 p.m. New York City time on the last trading day prior to 31 March 2022, as reported by Bloomberg L.P., determined without regard to after-hours trading or any other trading outside core trading session hours.

6.4.5	"Earn-Out Maximum Share Amount" means such number of shares of Purchaser’s Parent Common Stock equal to the difference of 17,893,306 shares of Purchaser’s Parent Common Stock less the Closing Share Consideration.

6.4.6	"Earn-Out Cash Amount" means, if the value of the Earn-Out Maximum Share Amount (based on the Earn-Out Price) is less than the Earn-Out Amount, the (positive) amount equal to the difference of the Earn-Out Amount less the value of the Earn-Out Maximum Share Amount (based on the Earn-Out Price).

6.5	Payments and Delivery of Shares in Purchaser’s Parent

6.5.1	Any payments under this Agreement shall be made (in same day, freely transferable and cleared funds without deduction of any costs and charges) as follows:

(a)	to the Sellers: to the bank account set forth in Exhibit 6.5.1(a) or such other account notified by the Sellers to the Purchaser in writing no later than ten (10) Business Days prior to the due date of the respective payment (the “Target Account”);

(b)	to the Company or a Subsidiary: to the bank account set forth in Exhibit 6.5.1(b) or such other account notified by the Company or the respective Subsidiary to the Parties in writing no later than ten (10) Business Days prior to the due date of the respective payment;

(c)	to the Purchaser: to the bank account set forth in Exhibit 6.5.1(c) or such other account notified by the Company or the respective Subsidiary to the Parties in writing no later than ten (10) Business Days prior to the due date of the respective payment.

Payment to the Target Account shall have discharging effect for the Purchaser (or, in case of Sec. 2.2.3, the Designee) in relation to each Seller.

6.5.2	The Cash Consideration, Closing Share Consideration and the Earn-Out Consideration to be paid by the Purchaser or, in case of Sec. 2.2.3, by the Designee or by Purchaser on behalf of the Designee, shall be allocated among the Sellers as set forth in Exhibit 6.5.2 without the Purchaser (or, in case of Sec. 2.2.3, the Designee) being responsible for such allocation.

6.5.3	The Closing Share Consideration and the Earn-Out Consideration shall be delivered by the Purchaser’s Parent on behalf of the Purchaser, without any delay and free of charges on the day those fall due in book-entry form, to the Sellers; such shares shall be allocated in such amounts as specified by the Sellers to respective accounts established by each of the Sellers with American Stock Transfer & Trust Company, LLC, the transfer agent and registrar for the Purchaser’s Parent Common Stock or such other accounts as stated by the Sellers to Purchaser at least five Business Days prior to Closing.

6.6	No Set-off or Right to Refuse Performance

Neither Party shall have the right to offset any counterclaims against claims of another Party under this Agreement or to refuse fulfilment of claims of another Party under this Agreement based upon any counterclaims, unless and to the extent liability for such counterclaims has (i) been accepted by the other Party in writing, or (ii) such counterclaim has been confirmed by a final and binding judgment of a competent court; provided, however, that the Purchaser is entitled to set-off with any potential Sellers' claim for the Earn-Out Consideration.

6.7	Default with Purchase Price

In case any part of the considerations is not paid or received on the Closing Date it shall bear interest at a rate of nine (9)% p.a. from (but excluding) the relevant due date until (but including) the date of payment.

6.8	Interest Calculation

Any interest under the Agreement shall be calculated on the basis of the actual day elapsed and a 360-day-year.

6.9	Value Added Tax

The Parties jointly assume that the transaction contemplated under this Agreement is either (i) not subject to or (ii) exempt from VAT. Each Seller undertakes not to waive any exemptions from VAT (if any) with respect to the sale and transfer of its respective Sold Shares under this Agreement.

6.10	Withholding

Notwithstanding anything in this Agreement to the contrary, the Purchaser and any other person paying consideration under this Agreement, as applicable, shall be entitled to deduct and withhold from such consideration such amounts as the person paying such consideration reasonably determines to be required to be deducted and withheld with respect to the making of such payment under applicable law and require any necessary tax forms from any person to whom such payment would be required pursuant to this Agreement. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made, and the withheld amounts shall be disbursed to the applicable Governmental Authority in accordance with applicable law.

7.	Regulatory Proceedings

7.1	Merger Control Filings

7.1.1	Sellers and Purchaser shall closely cooperate to obtain merger control clearance of the Transaction at the respective Party's own costs, whereby any filing costs shall be borne by the Purchaser, as soon as reasonably possible with all competent merger control authorities in the jurisdiction of (i) the United States of America and (ii) if required in the Republic of Cyprus (each a “Merger Control Approval”, and the respective authority, a “Merger Control Authority”); whereby the Parties acknowledge that it will only be finally assessed after the Signing Date whether a filing for merger control clearance in the Republic of Cyprus will be required.

7.1.2	Purchaser shall procure that all necessary notifications and filings are made as soon as possible after the Signing Date (but in no event later than ten (10) Business Days after the Signing Date) and, with respect to those filings or notifications required to be made after the Closing Date, if any, after the Closing Date.

7.1.3	Any such filings shall be made by Purchaser, unless a joint filing is required under applicable law. Purchaser will pay all costs (including fees and other payments to obtain any authorizations, consents, orders or approvals) of any proceeding with any Merger Control Authority, except for the fees of Sellers' counsel.

7.1.4	With respect to the Merger Control Approval in the United States of America, the Purchaser and the Company shall submit premerger notification filings under the Hart-Scott-Rodino Act to the competent Merger Control Authority and/or U.S. antitrust agencies (the Federal Trade Commission and the Department of Justice).

7.1.5	The Sellers shall as soon as possible after the Signing Date provide to the Purchaser any and all documents, data and other information in their possession which – based on the Purchaser's reasonable assessment – are required in order to prepare, modify and supplement the merger control filing. The Sellers shall assist the Purchaser in requesting from the Target Group such documents, data and information.

7.1.6	If the Merger Control Authorities are prepared to grant their approval only subject to compliance with specific conditions and obligations to be imposed upon the Purchaser, the Purchaser shall not be obliged to accept and implement such conditions and obligations.

7.2	Other Regulatory Proceedings

Purchaser will (i) use its best efforts to make as promptly as practicable all filings with all other Governmental Authorities, if any, required or expedient to consummate the transactions contemplated by this Agreement, (ii) cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, orders or approvals and to make all such filings, and (iii) provide such further information as promptly as practicable to any such other Governmental Authority as such Governmental Authority may reasonably request in connection therewith. Sec. 7.1.5 shall apply mutatis mutandis.

7.3	Cooperation

7.3.1	Each Party shall closely consult and cooperate with the other Parties in respect of any notifications, filings or any inquiries by, or meetings with, any Governmental Authority and take all other procedural actions required in order to obtain the approvals (or to cause any applicable waiting periods to commence and expire) as required under the applicable merger control laws for the consummation of the Transaction contemplated as soon as reasonably possible after the Signing Date. Each Party shall promptly provide such information and assistance (either directly or through counsel) as any Governmental Authority or the other Party may reasonably request in connection with the foregoing.

7.3.2	The Parties undertake to meet all deadlines given by any competent Governmental Authority and to immediately do all acts, measures and other action necessary or expedient in the course of any proceeding with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby, including the following (in each case to the extent relating to this Agreement or the transactions contemplated hereby): (i) Sellers and Purchaser will promptly notify each other of any communication that it or any of its Affiliates receives from any Governmental Authority and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority; (ii) neither Sellers nor Purchaser will agree to participate in any meeting with any Governmental Authority unless it consults with Purchaser and Sellers, respectively, in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend such meeting; (iii) Sellers and Purchaser will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting period; and (iv) Sellers and Purchaser will provide Purchaser and Sellers, respectively with drafts for comments or copies, respectively, of all correspondence, filings or communications; provided, however, that materials may be redacted as necessary (x) to comply with contractual arrangements, and (y) to address reasonable privilege or confidentiality concerns, provided, however, that any such redacted materials will be exchanged, in unredacted form, between Sellers' counsel and Purchaser's counsel on an outside-counsel-basis.

7.4	Other Transactions

Purchaser or any of its Affiliates shall not enter into any other agreement to effect any transaction (including any merger or acquisition) that might prevent or hinder the consummation of the transactions contemplated by this Agreement, to: (i) obtain the expiration or termination of the waiting period under any merger control law or regulation applicable to the transactions contemplated by this Agreement; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the completion of the transaction contemplated by this Agreement; or (iii) obtain all authorizations, consents, orders and approvals of Merger Control Authorities necessary for the consummation of the transactions contemplated by this Agreement.

8.	Closing

8.1	Place and Time of Closing

Completion of the transactions contemplated by this Agreement as set out in Sec. 8.2 (“Closing”) shall take place at the offices of Morrison & Foerster LLP in Berlin at 7:00 a.m. five Business Days after the day on which the last Closing Condition has been satisfied or waived or at any other time or place as the Parties may mutually agree upon (the "Scheduled Closing Date"). The date on which the Closing is completed is referred to herein as the “Closing Date”.

8.2	Closing Conditions

8.2.1	The obligation of Sellers and Purchaser to carry out the Closing Actions is subject to the following conditions (“Closing Conditions”):

(a)	Merger Control Approvals having been received or deemed to having been received through the expiration of any applicable waiting period;

(b)	The conversion and/or redemption of the Remaining Bonds has been completed resulting in a situation for the Sellers being in a position to deliver at least 95% of the Shares on a fully diluted basis (i.e. the Sold Shares together with the items listed below under (i) to (iii) constituting at least 95% of the Shares), whereby the calculation of such 95% shall include

(i)	the Sold Shares including any additional shares from conversion of the Tennor Bonds;

(ii)	the Minority Shares for which an irrevocable undertaking to tender into the Offer by Minority Shareholders have been obtained;

(iii)	any Minority Shares that have been acquired by Purchaser or parties acting in concert with Purchaser;

(iv)	any outstanding Bonds which have not been converted

and provided after such delivery of Shares none of the Sellers nor any Sellers' Affiliate shall hold any shares in the Company or any bonds in the Company.

(c)	Loan Notes Release Letter has been provided to the Company with a copy to each Party (email is sufficient);

(d)	Waiver Letters for Bank Loans have been provided to the Company and a copy provided to each Party (email is sufficient);

(e)	Consent from Bank of America under the loan facility agreement entered into by the Purchasers.

8.2.2	Except for the Closing Condition set forth in Sec. 8.2.1(a), the Purchaser shall be entitled to waive (in whole or part) each of the Closing Conditions by written notice to the Sellers at any time on or prior to the Closing Date. It being understood that any such waiver shall not affect, unless expressly stated otherwise in such waiver, (i) the obligation of the obligated Party to render the missing action as soon as possible, and (ii) the rights of any Party with respect to any antecedent breaches of any obligations under this Agreement but shall only facilitate the occurrence of Closing.

8.2.3	Purchaser shall notify the Sellers immediately, in no event later than one (1) Business Day, after any Merger Control Approval as well as after the Closing Conditions in its entirety have been satisfied.

8.3	Closing Obstacles

8.3.1	The Purchaser is not obliged to carry out the Closing if one or more of the following obstacles (each of them, a "Closing Obstacle") has occurred and is still continuing on the Closing Date:

(a)	Any of the Key Fundamental Guarantees is not true and correct, or the Sellers' Guarantees (without regard to any qualifications therein to materiality) are not true and correct in at least all material respects as of the Closing Date;

(b)	the Sellers have breached any of their covenants or other obligations under this Agreement in a material manner;

(c)	Stock Option Release Letters have not been provided from each and every beneficiary of the Stock Options to the Company with copies to each Party (email being sufficient); this Closing Obstacle does not apply to the extent the Company has put in place measures which are to the Purchaser’s assessment satisfactory to unilaterally terminate, cancel and settle on or about the Closing Date without the issuance of Shares any and all outstanding Stock Options for which Stock Option Release Letters have not been provided and has informed and provided evidence to the Purchaser; or

(d)	a Material Adverse Change has occurred. "Material Adverse Change" shall mean any event or circumstance which occurs or becomes known to the Purchaser in the period between the Signing Date and the Closing Date and which has, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, turnover, profitability, risk profile, customer base, financial or trading position or prospects or business operations of the Target Group. A Material Adverse Change shall be deemed to have occurred irrespective of whether or not the underlying events, facts or circumstances may give rise to any claims of the Purchaser for damages or indemnification, or any other rights, claims or remedies of the Purchaser under this Agreement.

A Material Adverse Change shall not include any effect that is arising out of or attributable to:

(i)	changes in the general economic, regulatory or political conditions affecting the global economy generally or any change in local, regional, national or international conditions generally affecting the Company or its Subsidiaries, including, without limitation, the introduction of exchange rate controls, any default of a country in which a member of the Target Group has a registered seat on its public debts or the break-down of a financial system of a country in which a member of the Target Group has a registered seat or office;

(ii)	any change in the political or social conditions including the engagement in business hostilities by any country in which a member of the Target Group has a registered seat or office, including, without limitation, a terrorist attack upon any of their respective territories, possessions or diplomatic or consular offices, military installations, equipment or personnel;

(iii)	weather conditions or acts of God (including storms, earthquakes, tornados, floods or other natural disasters), outbreaks of disease, health epidemics or similar events, however and by whomever caused (other than the Company, its Subsidiaries or any of their respective suppliers, Affiliates or representatives), including, without limitation, effects attributable to the Covid19-Pandemic;

(iv)	any change in applicable law, the applicable accounting standards and the interpretations thereof applicable generally to the companies in the industries in which the Company or its Subsidiaries operate, in each case following the Signing Date;

(v)	any changes in the financial standing or the profit situation of the Company or its Subsidiaries arising from the public announcement of the Transaction or related actions, in particular, without limitation, changes attributable to the impact of the Transaction on customers, suppliers or employees; or

(vi)	any action taken or omitted to be taken by the Company or its Subsidiaries at the request of the Purchaser or that is required by this Agreement (except for any obligation to operate in the ordinary course, consistent with past practice);

in each case provided, however, that Sellers have used their best efforts to mitigate the adverse effect on the Company or its Subsidiaries arising from (i) to (vi) above and, in the case of (i), (ii) and (iii), except to the extent that the effect on the Company was materially disproportionately greater than the effect on other similarly situated companies.

8.3.2	The Parties shall inform each other as soon as possible after becoming aware of circumstances that could result in a Material Adverse Change.

8.4	Closing Actions

At Closing the Sellers and the Purchaser shall simultaneously (Zug-um-Zug) take the following actions (“Closing Actions”):

(a)	the Sellers shall deliver the Bring Down of Disclosures to the Purchaser;

(b)	the Sellers shall confirm that no Material Adverse Change has occurred by providing the Purchaser with a written confirmation issued by the management of the Company;

(c)	the Purchaser shall pay:

(i)	the Loan Notes Redemption Amount to Meridian's bank account specified in the Loan Notes Release Letter;

(ii)	the Stock Option Settlement Payment to the Company;

(iii)	the Redemption Loan amount including any interest to Tennor;

(d)	the Purchaser shall pay the Cash Consideration (if any) to the Target Account;

(e)	the Purchaser’s Parent shall issue the Closing Share Consideration, in book-entry form, to the Sellers; such shares shall be allocated in such amounts as specified by the Sellers to respective accounts established by each of the Sellers with American Stock Transfer & Trust Company, LLC, the transfer agent and registrar for the Purchaser’s Parents Common Stock or such other accounts as stated by the Sellers to Purchaser at least five Business Days prior to Closing;

(f)	the Purchaser’s Parent shall initiate the Shelf Registration Statement (as defined in and provided for in Sec. 16.3);

(g)	the Purchaser’s Parent shall instruct its depositary bank to make an order to Clearstream for a “payment and delivery transaction in securities” (within the meaning of sec. B XX (2) in conjunction with sec. A I of the General Terms and Conditions of Clearstream dated 3 February 2017 – the “GTC”),) by means of which an amount equal to the Closing Share Consideration is debited to the RTGS Account (within the meaning of sec. A I of the GTC) of the depositary bank of the Purchaser’s Parent and credited to the RTGS Account of Tennor's depositary bank, concurrently with (Zug um Zug) an amount equal to the Sold Shares being debited to the securities account of Tennor's depositary bank at Clearstream and credited to the securities account of the Purchaser's depositary bank at Clearstream; and

(h)	Each Seller shall instruct their depositary bank to make an order to Clearstream for a “payment and delivery transaction in securities” (within the meaning of sec. B XX (2) in conjunction with sec. A I of the GTC), by means of which an amount equal to the Sold Shares is debited to the securities account of such Seller’s depositary bank at Clearstream and credited to the securities account of the Purchaser's depositary bank at Clearstream, concurrently with (Zug um Zug) an amount equal to the Closing Share Consideration being debited to the RTGS Account (within the meaning of sec. A I of the GTC) of the Purchaser's depositary bank and credited to the RTGS Account of Tennor's depositary bank;

(i)	the Sellers shall provide irrevocable undertakings, if any, obtained from Minority Shareholders to the Purchaser.

The Parties are entitled to waive (in whole or in part) any of the Closing Actions (other than the obligations to make payments) jointly at any time prior to the occurrence of Closing by written agreement. The waiver shall have the effect of eliminating the requirement that the relevant Closing Action is performed on the Closing Date shall not limit or prejudice any rights or claims or remedies of the Purchaser under this Agreement.

8.5	No Partial Closing

The Purchaser is under no obligation to consummate the transactions contemplated under this Agreement if on the Closing Date the Sellers, collectively, cannot deliver and transfer valid titles to any and all Sold Shares to the Purchaser.

8.6	Closing Protocol; Closing Date

Upon fulfilment or due waiver of the Closing Conditions as well as the performance or due waiver of the Closing Actions, the Parties shall document in writing that the Closing has occurred by executing a closing protocol substantially in the form as attached hereto as Exhibit 8.6 (the “Closing Protocol”).

8.7	Rescission

8.7.1	If the Closing Conditions have not been fulfilled or waived in accordance with this Agreement by 21 May 2021 (the "Long Stop Date"), Sellers are entitled to rescind (zurücktreten) this Agreement by written notice to Purchaser. If the Long Stop Date occurred solely based on the non-fulfilment or non-waiver of the Closing Condition pursuant to Sec. 8.2.1(e) in accordance with this Agreement, the Purchaser shall pay to the Sellers a contractual penalty (Vertragsstrafe) in the amount of EUR 30,000,000 (the "Purchaser Break Fee") within ten (10) Business Days after rescission of this Agreement by the Sellers in accordance with this Sec. 8.7.1; provided, however, that the Purchaser shall be under no obligation to pay the Purchaser Break Fee if Bank of America has not provided its consent and has stated that this is due to Bank of America being of the opinion that a Closing Obstacle except for Sec. 8.3.1(c) has occurred.

8.7.2	If Purchaser fails (i) to pay the Cash Consideration despite being obliged to do so and/or (ii) to deliver the Closing Share Consideration despite being obliged to do so and, upon request of Sellers, does not perform such Closing Actions within ten (10) Business Days after being obliged to do so, Sellers are entitled to rescind this Agreement by written notice to Purchaser.

8.7.3	The Purchaser is entitled to rescind this Agreement by written notice to the Sellers if (i) a Closing Obstacle pursuant to Sec. 8.3.1(a) has occurred and such Closing Obstacle has not been rectified by the Sellers within one (1) month, (ii) the Closing Conditions have not been fulfilled or waived in accordance with this Agreement by the Long Stop Date or (iii) a Material Adverse Change has occurred prior to Closing and such Material Adverse Change has not been rectified by the Sellers within one (1) month. In case of a rescission in accordance with this Sec. 8.7.3(ii) because the Closing Condition pursuant to Sec. 8.2.1(b) has not been satisfied, the Sellers shall pay to the Purchaser a contractual penalty (Vertragsstrafe) in the amount of EUR 30,000,000.

8.7.4	No rescission right may be exercised in respect of any Closing Condition or Closing Action that has been waived by mutual agreement of Sellers and Purchaser or, as the case may be, by the Party or Parties entitled to exercise such waiver.

8.7.5	In case of rescission, this Agreement and all agreements relating thereto shall terminate simultaneously with this Agreement except for the provisions set forth in Section 17 (Confidentiality and Public Announcements), Section 19 (Costs and Fees, Transfer Taxes), Section 20 (Governing Law and Jurisdiction), and Section 21 (Final Provisions) of this Agreement, which shall continue in further effect.

8.7.6	In case of a lawful rescission in accordance with Sec. 8.7.2 by the Sellers, the Purchaser shall pay to the Sellers a contractual penalty (Vertragsstrafe) in the amount of EUR 30,000,000; any further claims of the Sellers for damages, and/or for other remedies, available under applicable law shall be excluded.

8.7.7	If a Party is entitled to rescind this Agreement due to a breach of any obligations by another Party towards it, the non-breaching Party is entitled to claim damages for breach of contract from the breaching Party in addition to exercising its rescission right. In any event, the termination of this Agreement shall not affect any rights or claims of a Party for any antecedent breaches.

9.	Sellers’ Guarantees

Each Seller hereby guarantees to the Purchaser regardless of fault (verschuldensunabhängig) by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 para. 1 BGB – and subject to the requirements and limitations provided in Sect. 11 – that the statements made in Sect. 9.1 and 9.2 (“Sellers’ Guarantees”) are true and correct as of the Signing Date and as of the Closing Date except for such Sellers' Guarantees which are expressly given as of the Signing Date or qualified by Sellers' Best Knowledge, which shall be given as of the Signing Date. Such statements shall neither constitute an agreement on the quality (Beschaffenheitsvereinbarung) within the meaning of Section 434 para. 1 BGB, nor a guarantee concerning the quality of the object of the purchase within the meaning of Sections 443 BGB (Garantie für die Beschaffenheit der Sache). The statements made in Sec. 9.1, 9.2, 9.3, 9.4 and – if relating to the Sellers or their Affiliates – Sec. 9.6.4 sentence 2 lit. (a), (b), (i) through (m) are hereinafter referred to as “Key Fundamental Guarantees”, and Sec. 9.21 as well as – if not relating to the Sellers or their Affiliates – Section 9.6.4 sentence 2 lit. (a), (b), (i) and (j) – are hereinafter referred to as “Fundamental Guarantees”.

9.1	Sellers’ Capacity

9.1.1	Each Seller has full authority and capacity to enter into this Agreement and to perform the transactions contemplated herein, in particular to sell and transfer its Sold Shares. All necessary corporate actions have been taken and all necessary consents have been obtained with regard to the execution and performance of this Agreement and the transactions contemplated herein by the respective Seller.

9.1.2	The entering into of this Agreement and the transactions contemplated in it, do not require any permit or consent by any court, public authority or other public body and do not violate any binding decision, decree or order of any kind of any court, public authority or other public body. This Agreement and the transactions intended by it are legally binding and enforceable commitments for each Seller.

9.1.3	This Agreement has been duly executed on behalf of the respective Seller and constitutes legal, valid and binding obligations of the respective Seller which are enforceable in accordance with the terms of this Agreement.

9.1.4	No legal or administrative proceedings are pending or threatened against or affecting the respective Seller before any court, arbitrator or governmental authority which could in any manner affect the execution or performance of this Agreement or the transactions contemplated herein.

9.2	Status of the Sellers

No insolvency or similar proceedings regarding each Seller are pending or threatened and there are no circumstances which would require or justify the opening of or application for such proceedings.

9.3	Beneficial Ownership

9.3.1	Each Seller is the sole legal and beneficial owner of its respective Sold Shares.

9.3.2	The Sold Shares and the Sold Bonds are free and clear of any pledge rights, usufructs, rights of first refusal, preemption rights, option rights, or other rights of any third party and will be freely transferable or assignable on the Closing Date.

9.4	Sold Shares

9.4.1	The respective Sold Shares have been validly issued in compliance with all applicable laws.

9.4.2	The respective Sold Shares are fully paid up in cash. All contributions to the respective Sold Shares have been duly made in compliance with all applicable laws and have not been repaid or returned in any way. There are no obligations to make any further contributions to the respective Sold Shares.

9.4.3	The Sold Shares are not subject to any

(a)	pledges, charges, encumbrances, statutory liens or third-party rights;

(b)	seizures;

(c)	trust arrangements, silent partnerships, sub-participations or similar arrangements;

(d)	sale, disposal, option or transfer agreements or pre-emptive rights other than duly and validly waived under this Agreement;

(e)	voting agreements which will not be terminated with effect as of the Closing Date;

(f)	agreements obliging any Seller or any member of the Target Group to perform any of the measures specified in Sec. 9.4.3(a) to 9.4.3(e) above; or

(g)	shareholders’ resolutions providing for their redemption or similar measures under any applicable laws.

9.5	Target Group

9.5.1	Status

(a)	The information given in Preamble (A) through (D) is correct and complete except for changes resulting from the conversion of the Tennor Bonds and the redemption of the Remaining Bonds.

(b)	Other than statutory shareholders’ rights for the subscription of shares, the Bonds and the Stock Options, no options, warrants or other instruments or rights exist which entitle, directly or indirectly, conditional or unconditional, any person to have any future equity interest in the Company or any member of the Target Group issued or transferred to it.

(c)	The members of the Target Group which are material for the business of the Target Group, i.e. the Company and Fyber GmbH as well as Fyber Monetization Ltd., are duly established and validly existing and have the unrestricted power and authority to own their assets and to carry on their business as conducted on the Signing Date.

(d)	The Shares in the Subsidiaries are fully paid in and the respective share capital has not been repaid and the shares in the Subsidiaries are unencumbered and free from any third party rights except as disclosed in Exhibit 9.7.2.

(e)	The members of the Target Group which are not covered by Sec. 9.5.1(c) are duly established and validly existing and have the unrestricted power and authority to own their assets and to carry on their business as conducted on the Signing Date.

9.5.2	Corporate Documents

(a)	Exhibit 9.5.2(a) contains a correct and complete list of all corporate documents correctly specifying the corporate status of each member of the Target Group as of the Signing Date. No resolutions of any corporate body have been adopted nor have any other measures been taken to amend these documents and no filings or applications to any commercial register, company register, company’s book, registration court or another registration authority are pending in respect to the members of the Target Group.

(b)	No member of the Target Group is a party to any profit and loss transfer and/or control agreements, other enterprise agreements within the meaning of Sections 291, 292 AktG, silent partnership agreements or similar agreements which would entitle a third party to participate in the profits or revenues of the Company or any member of the Target Group to exercise control rights over the Company or any member of the Target Group.

9.5.3	No Insolvency

No member of the Target Group is (i) over-indebted, (ii) unable to pay its debts when they become due, (iii) insolvent or (iv) subject to any insolvency proceedings. No insolvency or similar proceedings regarding each Seller are pending or threatened and there are no circumstances which would require or justify the opening of or application for such proceedings.

9.5.4	Heyzap Merger Agreement

There are no outstanding obligations under the Heyzap merger agreement entered into by RNTS Germany Holding GmbH on 22 December 2015 other than those reflected in the Financial Statements.

9.6	Financial Statements, Books and Records, No Undisclosed Liabilities

9.6.1	Financial Statements

(a)	The consolidated financial statements for the financial year 2019 (the "Financial Statements") and the interim statement for Q3/2020 (the "Interim Statement") have been prepared in accordance with the general accounting principles of IFRS, in particular the principle of consistency in accounting and valuation and the principle of cautiousness, each applied on a basis consistent with the principles used in the preparation of the relevant financial statements of the preceding years, except as set forth in the notes thereto. The balance sheet, profit and loss account and notes of the Financial Statements present a true and fair view of the net assets, the financing and earning situation of the Company and the members of the Target Group for the period referenced therein.

(b)	The accounting principles applied at the Company and the members of the Target Group have not been changed since the date of the Financial Statements except as stated in the notes to the Financial Statements or as required by mandatory law.

9.6.2	Books and Records

(a)	The books, accounting records and other records of the members of the Target Group

(i)	are in all material respects up-to-date and contain in all material respects correct and complete details of the business activities of the members of the Target Group and of all matters to be recorded pursuant to applicable accounting rules and all applicable laws; and

(ii)	have been maintained in all material respects in accordance with all applicable laws on a proper and consistent basis.

(b)	All books, accounting records and other records belonging to the members of the Target Group (whether or not in written form) are in the exclusive possession of and subject to unrestricted access by the respective member of the Target Group.

9.6.3	No Undisclosed Liabilities

The members of the Target Group do not have any obligations or liabilities (whether actual, contingent or otherwise) except

(a)	as set out in the Financial Statements; or

(b)	incurred since the date of the Financial Statements in the ordinary course of business consistent with past practices.

9.6.4	No Leakage

Except any transaction contemplated by or disclosed in this Agreement in the period between 28 February 2021 (the "Effective Date") and the Signing Date, no member of the Target Group has carried out its business outside the ordinary course. Notwithstanding the generality of the foregoing, except any transactions contemplated by or disclosed in this Agreement, in the time period between the Effective Date and the Signing Date:

(a)	no member of the Target Group has declared or paid any dividend or made any dividend distribution to the Sellers or any Sellers' Affiliate;

(b)	no member of the Target Group has, except as in the ordinary course of business and in accordance with past practice, paid any management fees, monitoring fees, advisory fees, directors’ fees or other fees or compensation to Sellers or any Sellers' Affiliate;

(c)	no member of the Target Group has made any divestiture of a shareholding or business with a value in excess of USD 100,000 each;

(d)	no member of the Target Group has (i) issued any guarantee or other security interest to secure any indebtedness of a third party in excess of USD 100,000 in an individual case, other than guarantees in favor of any other member of the Target Group or granted in the ordinary course of business and in amounts and on terms consistent with past practice or (ii) created any lien, encumbrance or other security interest of any kind on any asset with respect to a liability in excess of USD 100,000 in an individual case other than in the ordinary course of business and in amounts and on terms consistent with past practice;

(e)	no member of the Target Group has made any capital expenditures by additions or improvements to property, plant or equipment or acquisition of other fixed assets (Anlagevermögen), which have not been approved before the Signing Date or which have not been provided for in the respective budget or business plans, except for capital expenditures which do not exceed the amounts provided for in the budget or business plan by more than USD 100,000 in the aggregate;

(f)	no member of the Target Group has entered into any sale, lease, license or other disposal of any material fixed assets exceeding USD 100,000 in an individual case;

(g)	no member of the Target Group has, except within the framework of the existing financing agreements of the Target Group in place as of the Effective Date (or any extensions or replacement thereof), including, for the avoidance of doubt the existing Shareholder Loans, incurred any indebtedness for borrowed money, issued or sold any debt security or prepaid any debt in each case from a third party (other than from any other member of the Target Group), in excess of USD 100,000 in the aggregate and except for additional shareholder loans granted by the Sellers or Sellers' Affiliates to the Target Group to finance the working capital requirements of the Target Group or otherwise in accordance with past practice;

(h)	no member of the Target Group has made any advance under, or extended any loan to, any third party (other than to another member of the Target Group), in each case outside the ordinary course of business;

(i)	no member of the Target Group has made any payments to Sellers or any Sellers' Affiliates except for payments made in accordance with the terms of the Shareholder Loans or the redemption of Bonds which are already reflected in Exhibit 6.3;

(j)	no member of the Target Group has (i) paid any fees, bonuses or expenses to Sellers (or any Sellers' Affiliates) which are related to the transactions contemplated hereby, and there is no unpaid obligation to make any such payments; or (ii) entered into any obligation to pay any fees, bonuses or expenses to the Sellers (or any Sellers' Affiliate) by virtue of, or in connection with, the execution of this Agreement or the consummation of the Transaction;

(k)	no member of the Target Group has entered into any settlement (Vergleich) or compromised any disputed rights or claims against any third party or against Sellers or any Sellers' Affiliate exceeding USD 100,000 in an individual case other than in the ordinary course of business and in amounts and on terms consistent with past practice;

(l)	no member of the Target Group has entered into any other agreement (other than agreements contemplated by or disclosed in this Agreement) with the Sellers or any Sellers' Affiliate which is outside the ordinary course of business;

(m)	no member of the Target Group has forgiven any claims against, or made any gifts or donations to any director, officer or employee of any member of the Target Group or Sellers or any Sellers' Affiliate other than in the ordinary course of business and in amounts and on terms consistent with past practice;

(n)	no member of the Target Group has effected any material change to any method of accounting or accounting practice or policy currently applied by the Target Group, as the case may be, except as required by reason of a concurrent change in, or conversion to, the applicable generally accepted accounting principles.

9.7	Assets

9.7.1	Title to Assets

The members of the Target Group own, lease, license or otherwise have a legal right to use all material fixed and current assets which are presently being used and/or are necessary for the respective member of the Target Group to carry on its business in the ordinary course as conducted on the Signing Date (collectively, the "Assets"). The Assets are in a customary and reasonable condition for the Business of the members of the Target Group, subject to normal wear and tear.

9.7.2	Encumbrances

To Sellers’ Best Knowledge and except as disclosed in Exhibit 9.7.2, all Assets which are owned by the members of the Target Group (together, the "Owned Assets") are free of any pledges, charges, encumbrances, statutory liens or third party rights or any seizures other than liens in favor of landlords under mandatory laws, and are not subject to any assignment, leasing or factoring agreements, any agreements providing for payment on deferred terms or any similar agreements.

9.8	Real Property

9.8.1	Owned Real Properties

No member of the Target Group owns any real property.

9.8.2	Leased Real Properties

To Sellers’ Best Knowledge, Exhibit 9.8.2 contains a correct and complete list of all real properties which are subject to a lease or sub-lease agreement entered into by a member of the Target Group as tenant, irrespective of whether concluded in writing or not, (together, the "Leased Properties") setting out for each Leased Property the location, size, use, and, in relation to the lease or sub-lease agreements, the parties (name and address), date of agreement, monthly rent, and any side agreements, pending rent reviews or current negotiations with respect to the Leased Properties.

9.8.3	Lease Agreements

In relation to the Leased Properties:

(a)	to Sellers’ Best Knowledge, no lease agreement contains restrictions which prevent the Leased Properties from being used for their current use;

(b)	except as set forth in Exhibit 9.8.2, (i) there are no current rent and ancillary payments payable under the relevant lease agreements and (ii) no side agreements exist and no rent reviews are pending or currently under negotiation;

(c)	the members of the Target Group have paid the rent, the ancillary costs and all other amounts payable under or in connection with the lease agreements when due.

9.9	IP Rights

9.9.1	Owned IP Rights

To Sellers’ Best Knowledge, Exhibit 9.9.1 contains a correct and complete list of all registered IP Rights and unregistered IP Rights (only to the extent such unregistered IP Rights are material to the Target Group’s business) owned by the members of the Target Group (together, the "Owned IP Rights"), setting out for each Owned IP Right at least the owner, co-owner (if applicable), type and subject matter of each Owned IP Right, and, if and to the extent applicable, the territory for which each Owned IP Right is registered, the registration or application numbers, or the publication numbers of registered IP Rights to the extent they are published or any other identification data. For the avoidance of doubt, the description of unregistered IP Rights shall be at a high level.

"IP Rights" means any and all industrial and intellectual property rights and all rights associated therewith (including common law rights and rights of use), throughout the world, including without limitation rights in (i) any national, foreign, and multinational patents, utility models, design rights (whether registered or not), and applications to register any of the aforementioned rights including all reissues, divisions, continuations, continuations-in-part, extension and re-examinations, (ii) rights in inventions and all improvements to inventions, whether patentable or not, (iii) copyrights (whether registered or not) and registrations and applications for registration, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated therewith, in all means of expression and medium, (iv) rights in computer software, including source code, object code, firmware, operating systems and specifications, databases and data collection rights, topography rights, plant variety rights, (v) trademarks, service marks, trade names (Unternehmenskennzeichen), trade dresses, logos, domain names and corporate names (whether or not registered), and all goodwill associated therewith, applications to register any of the aforementioned rights, rights in unpatented technical and other know-how (whether patentable or not), inventions (vi) trades secrets, and know-how, including manufacturing and production processes, techniques, and research and development information, and (vii) topography rights, plant variety rights, and (viii) all rights to sue or recover and retain damages and costs and attorney’s fees for past, present and future infringement or misappropriation of the foregoing.

9.9.2	Licensed IP Rights

Exhibit 9.9.2 contains a correct and complete list of all license agreements and license & supply agreements that confer IP Rights, which are currently licensed or sub-licensed to the members of the Target Group by any person (including, without limitation, by any Seller or by any Sellers’ Affiliate); but excluding IP Rights relating to third party software sold or licensed in a standard configuration and readily available to the public on standard terms and conditions (the "Standard Software") (together, the "Licensed IP Rights"; the related license or sub-license agreements together the "License Agreements"). Exhibit 9.9.2 further contains for each agreement a correct and complete list of all IP Rights, setting out for each Licensed IP Right at least the type and subject matter, and, if and to the extent applicable, registration or application numbers, the publication numbers to the extent the Licensed IP Rights are published, or any other identification data, the owner(s) or licensor(s) of the relevant Licensed IP Right, the parties to the relevant License Agreement (name and address), date of the relevant License Agreement, type of license, term, territory for which the license is granted and royalties.

9.9.3	Relevance

No IP Rights other than

(a)	the Owned IP Rights;

(b)	the Licensed IP Rights; and

(c)	the IP Rights relating to Standard Software

are being used by or are necessary for the members of the Target Group to carry on its business as conducted on the Signing Date including the design, development, reproduction, manufacture, use, distribution, import and sale of any product.

9.9.4	Ownership, No Encumbrances and other Rights and Restrictions

(a)	The relevant member of the Target Group

(i)	is the unrestricted legal and commercial owner or co-owner of the Owned IP Rights (except for restrictions resulting from co-ownerships of all right, title and interest in and to Owned IP Rights which are set out in Exhibit 9.9.1 with respect to Registered IP Rights); and

(ii)	has the unrestricted right to use the licenses and/or sub-licenses in relation to the Licensed IP Rights listed for the members of the Target Group in Exhibit 9.9.2.

(b)	Each Owned IP Right and each license and/or sub-license in relation to the Licensed IP Rights is free of any pledges, charges, encumbrances, statutory liens or third party rights (except for statutory moral rights of the respective authors with regard to copyright protected work) or any attachments and is not encumbered by or subject to rights or claims of any kind (such as claims for transfer or rights to use) of any Seller, any Sellers’ Affiliate or any other third party.

(c)	The members of the Target Group

(i)	have not transferred ownership of or granted any exclusive license of, or exclusive right to use, or authorized the retention of, any exclusive rights to use or joint ownership of, any Owned IP Rights or Licensed IP Rights, to any other person than a member of the Target Group;

(ii)	have not permitted any Owned IP Right or Licensed IP Right to enter into the public domain except for SDKs made available for download via public repositories in accordance with practicable industry standards with obfuscated source code; or

(iii)	are not obliged to create, grant, amend or remove any licenses, sublicenses or encumbrances on any Owned IP Right or Licensed IP Right.

(d)	The members of the Target Group are entitled to freely assign or convey rights to or under the Owned IP Rights (other than Owned IP Rights which are subject to a co-ownership) in any manner.

(e)	All Owned IP Rights, IP Rights that were invented, created or developed solely by the Target Group's employees or consultants or jointly with third parties, and products have been invented, created, developed, modified and/or improved solely

(i)	by the employees of the Target Group acting within the scope of their employment who have validly (i) assigned; or (ii) where no such assignment is possible due to mandatory law, granted licenses to the broadest extent possible under applicable law to all of their rights (including all IP Rights) to the relevant member of the Target Group; or

(ii)	by third parties who have validly (i) assigned; or (ii) where no such assignment is possible due to mandatory law, granted licenses to the broadest extent possible under applicable law to all of their rights (including all IP Rights), to the relevant member of the Target Group.

(f)	Except for the royalties payable under the License Agreements and payments required to be made under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or the relevant laws of non-German jurisdictions relating to inventions made by employees, to Sellers’ Best Knowledge, the relevant member of the Target Group is not obliged to pay any royalty or any amount in the nature of a royalty or any other amount in respect of any IP right.

(g)	No Owned IP Right, Licensed IP Right or Product is subject to any litigation proceeding or any other proceeding, pending judgment, injunction, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, assignment, transfer or licensing thereof by any member of the Target Company or could affect the validity, use or enforceability of such Owned IP Right, Licensed IP Right or product.

(h)	Except as set forth in Exhibit 9.9.1, no software that contains, or is derived in any manner from, in whole or in part, any software that is distributed as freeware, shareware, open source software (e.g., Linux) or similar licensing or distribution models (the "Public Software") is incorporated into or is being (or has been) distributed with, in whole or in part, any product in a manner that would (i) require the licensing, disclosure or distribution of any portion of any source code within (or distributed with the products; or (ii) prohibit or limit the receipt of consideration in connection with licensing, sublicensing or distributing of any products; or (iii) require the licensing of any products (other than source code that is a part of such Public Software) to any other person for the purpose of making derivative works. With respect to any Public Software listed therein, Exhibit 9.9.1 also identifies the underlying Public Software, the license agreement governing the use of such Public Software, where such agreements exist, the particular products in which such Public Software is present and the nature of use of such Public Software.

(i)	All source code (including any Public Software) and other documentation concerning products, including all versions of each of the same, is sufficiently documented to enable a software developer of reasonable skill having no less than five (5) years of recent work experience in such field to understand, modify, debug, enhance, compile, support and otherwise utilize the software to which it pertains, without reference to other confidential sources of information. Except as disclosed in Exhibit 9.9.1, no such source code (other than application program interfaces) has been delivered or licensed to any other person, or is subject to any source code escrow, delivery or assignment obligation.

9.9.5	Maintenance and Validity

(a)	To Sellers’ Best Knowledge, all Owned IP Rights and all Licensed IP Rights are valid, in full force and enforceable and are currently in compliance in all material respects with all currently required formal legal requirements, including the payment of filing, examination and maintenance fees, and as to all registered trademarks and service marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications, or, to the extent that such rights are registered IP Rights in the stage of application or prosecution, such applications will result in valid and enforceable IP Rights. In particular:

(i)	no third party is challenging the validity or enforceability of any Owned IP Right or Licensed IP Right (e.g. by opposition, revocation, nullity proceedings or otherwise) and no such challenge has been threatened in writing;

(ii)	the relevant member of the Target Group has taken all steps necessary for the prosecution, registration, administration, maintenance, renewal and protection of the Owned IP Rights which are registered IP Rights and in the case of other IP Rights that are owned or controlled by the relevant member of the Target Group has taken all reasonable steps to maintain and protect the same such as in the case of trade secrets taking reasonable measures to protect the confidentiality of the same (including by restricting access to the same and ensuring that only individuals obligated by an appropriate confidentiality agreement have such access to such trade secrets). Without limiting the foregoing, the relevant member of the Target Group has filed all applications for renewals in time and paid all registration and renewal fees with respect to its registered IP right;

(iii)	the relevant member of the Target Group is and has been fully compliant with all agreements pertaining to Licensed IP and any license or supply agreements pertaining to its products. Without limiting the foregoing, the relevant member of the Target Group has paid all royalties and other payments when due under such agreements.

(b)	Without limiting the foregoing, the members of the Target Group have (i) not disclosed confidential information to a third party who has not signed a written non-disclosure agreement containing the customary terms and (ii) at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the IP Rights.

9.9.6	No Infringement

(a)	Infringement by the members of the Target Group

(i)	the members of the Target Group have not infringed and are not infringing or misappropriating and are not threatening to infringe or misappropriate any IP Rights of any third party. No such infringement has been asserted by any third party.

(ii)	The operation of the business of the Target Group as conducted on the Signing Date does not infringe or violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction where the Target Group offers its services to its customers. Neither any of the Sellers nor the members of the Target Group have received notice from any person claiming that such operation or any act or any product infringes or misappropriates any IP Rights or other rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(b)	Infringement by Third Parties

To Sellers’ Best Knowledge, no third party is or has infringed or misappropriated, nor threatened to infringe any Owned IP Right or Licensed IP Right.

9.9.7	No External R&D

No facilities or resources of a university, college, other educational institution or research center or funding from third parties were used in the development of the Owned IP Rights or products. No governmental authority, court, arbitrator, university, college, other educational institution or research center has any claim or right in or to the Owned IP Rights, the licenses in relation to the Licensed IP Rights or the products.

9.9.8	Employee Invention Act and Corresponding Non-German Provisions

(a)	To Sellers’ Best Knowledge, the members of the Target Group have, to the extent required by law, agreement or otherwise, complied with the provisions of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) and the relevant laws of non-German jurisdictions relating to inventions made by employees. In particular, the members of the Target Group have formally correctly laid claim to all rights in service inventions (Diensterfindungen unbeschränkt in Anspruch genommen) made by its employees if the rights to such inventions are not allocated to the Target Group by operation of applicable law.

(b)	To Sellers’ Best Knowledge, the members of the Target Group have paid all remuneration or compensation to persons entitled thereto pursuant to the German Act on Employee Inventions, the relevant laws of non-German jurisdictions relating to inventions made by employees, or the relevant agreements with such persons.

9.9.9	License Agreements

In relation to License Agreements other than standard configuration easily replaceable and licensed based on standard terms and conditions:

(a)	each License Agreement is valid, in full force and enforceable in accordance with its terms;

(b)	no License Agreement contains restrictions that prevent the Licensed IP Rights from being used for their current use;

(c)	the royalties set out in Exhibit 9.9.2 are the current royalties payable under the License Agreements and no negotiations or disputes are being conducted in relation to the royalties;

(d)	the relevant member of the Target Group has paid all royalties and all other amounts payable under or in connection with the License Agreements when due;

(e)	the relevant member of the Target Group has complied with all provisions of the License Agreements in all material respects, and has not received a notice of termination or breach or any allegation thereof by any licensor;

(f)	to Sellers’ Best Knowledge, no circumstances exist that would entitle any licensor to terminate or to request amendment of any License Agreement; and

(g)	no licensor has ownership rights or license rights to inventions, improvements or derivative works invented, made or developed by the Target Group or its employees;

9.9.10	Out-License Agreements

Exhibit 9.9.10 contains a correct and complete list of all Owned IP Rights and Licensed IP Rights which are licensed or sublicensed by members of the Target Group to a third party (including, without limitation, to the Sellers and any Sellers' Affiliate) (the related license or sub-license agreements together, the "Out-License Agreements") setting out for each Owned IP Right or Licensed IP Right which is subject to an Out-License Agreement, at least the type and subject matter, and, if and to the extent applicable, the registration number or any other identification data, owner(s) of the respective Licensed IP Right, the parties to the relevant Out-License Agreement, date of the relevant Out-License Agreement, type of license, term, territory for which the license is granted, royalties and whether sub-licensing is permitted or sub-licenses were granted.

In relation to the Out-License Agreements:

(a)	each Out-License Agreement is valid, in full force and enforceable in accordance with its terms;

(b)	no member of the Target Group has waived any amount under any Out-License-Agreement or any obligation, condition or restriction set forth in any Out-License Agreement;

(c)	each licensee has paid all royalties and all other amounts payable under or in connection with the Out-License Agreements when due;

(d)	the royalties set out in Exhibit 9.9.10 are the current royalties payable under the relevant Out-License Agreements and no negotiations or disputes are being conducted in relation to the royalties;

(e)	all provisions set forth in each Out-License Agreement have been complied with and performed by all parties thereto; no circumstances exist that would entitle any licensee to terminate or request amendment of any Out-License Agreement and no notice of termination or breach has been delivered or received by any member of the Target Group; and

(f)	no licensee has granted sublicenses to third parties with respect to any Owned IP Rights and/or Licensed IP Right licensed to it under an out-License Agreement other than set forth in Exhibit 9.9.10. In case any licensee has sub-licensed any of the Owned IP Rights and/or Licensed IP Rights licensed to it under an Out-License Agreement to any third party as set forth in Exhibit 9.9.10, each sub-license is granted on the basis of a written agreement and no such sub-license granted to any third party violates the terms and conditions under which the Owned IP Rights and/or Licensed IP Rights have been licensed to the relevant licensee.

9.10	Information Technology Systems

9.10.1	Identification and Rights

(a)	Exhibit 9.10.1 contains a correct and complete high-level list of all communication systems and computer systems used by the Company including all hardware, Software and websites but excluding networks generally available to the public (the "Information Technology Systems") used by or on behalf of the Target Group setting out the type of legal title or right of use (ownership or lease of assets, self-development or license of Software) of the Target Group.

(b)	The members of the Target Group are the unrestricted legal and commercial owner of, or have a legal right to use, (as applicable) all Information Technology Systems.

(c)	All Information Technology Systems are in the exclusive possession of and available for unrestricted access by the members of the Target Group.

9.10.2	Information Technology Agreements

(a)	Exhibit 9.10.2 contains a correct and complete list of all agreements relating to the Information Technology Systems, including all utilization, license, lease, development, maintenance, support, escrow, security, disaster recovery, website hosting, outsourcing, facilities management and service agreements as well as insurance policies (but excluding agreements with regard to Standard Software) (together, the "Information Technology Agreements") setting out for each Information Technology Agreement the parties (name and address) and the date of agreement (or extension) .

(b)	Each Information Technology Agreement is valid, in full force and enforceable in accordance with its terms and no party to any Information Technology Agreement is in material breach of its obligations thereunder.

(c)	To the extent that the Information Technology Agreements qualify as in-license or lease agreements, they are effective for, and cannot be terminated by, the relevant other party thereto with a notice period of less than twelve (12) months after Closing.

(d)	To the extent that the Information Technology Agreements qualify as in-license agreements, the provisions of Sec. 9.9.9 shall apply mutatis mutandis.

(e)	To the extent that the Information Technology Agreements qualify as lease agreements, the provisions of Sec. 9.8.3 shall apply mutatis mutandis.

9.11	Borrowings and Loans

9.11.1	Status of Loans

Exhibit 9.11.1 contains a correct and complete list of all loan agreements or similar instruments other than the Bonds with banks, financial institutions and other third parties entered into by the members of the Target Group as borrower or lender (together, the “Loans”) setting out for each Loan the parties to the relevant agreement, date of agreement and principal amount, interest rate, term and outstanding principal amount and interest accrued. The financial covenants under the Loans, in particular under the Bank Loans, have been complied with and will be complied with until the Closing Date. There have been no payment defaults by members of the Target Group under the Loans and the borrowers are not entitled to terminate the Loans.

9.11.2	Loans to the Sellers

No member of the Target Group has granted any Seller, any Sellers’ Affiliate, any directors of any Seller or any Sellers’ Affiliate any facility or loan or is obliged to do so.

9.11.3	Shareholder Loans

No Seller and no Sellers' Affiliate has granted any member of the Target Group any facility or loan or than those disclosed in Exhibit 9.11.1.

9.11.4	COVID-19 Relief Benefits

Exhibit 9.11.4 sets forth all COVID-19 Relief Benefits, including the PPP Loans. The respective member of the Target Group has complied with all applicable requirements for loan forgiveness and abatement of Taxes with respect to all COVID-19 Relief Benefits. All statements made by the respective Company and its Subsidiaries on any applications for COVID-19 Relief Benefits were true and correct in all respects. The Company and its Subsidiaries were at all times eligible to receive funds under such COVID-19 Relief Benefits. The use of COVID-19 Relief Benefit proceeds by the Company and its Subsidiaries has at all times complied with the uses allowed by applicable Law.

"COVID-19" means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

"COVID-19 Relief Benefit" means any note, bond, debenture or other debt security, or any deferral of Taxes or social security payments (to the extent quantified at Closing and included in the definition of Indebtedness), issued or granted by any person (including any Governmental Entity) to the Company or any of its Subsidiaries pursuant to any economic relief program or applicable Law enacted as a result of the COVID-19 pandemic anywhere in the world, including the Paycheck Protection Program administered by the U.S. Small Business Administration and the CARES Act.

9.12	Material Agreements

9.12.1	Material Agreements

Exhibit 9.12.1 contains a correct and complete list of all of the following agreements (together, the "Material Agreements") where a member of the Target Group is a party and the main obligations have not been completely fulfilled, setting out for each Material Agreement the type of agreement, the parties (name and address), date and/or term:

(a)	agreements to acquire, sell, transfer or dispose over equity interests or business units;

(b)	agreements on strategic alliances, joint ventures, or joint development of products, cooperation agreements or other agreements constituting partnerships, other than in the ordinary course of business;

(c)	guarantees, security agreements, comfort letters, indemnities or similar instruments granted by members of the Target Group for any liabilities of any Seller or any third parties;

(d)	agreements regarding swaps, options, forward sales or purchases, futures and other financial derivatives;

(e)	agreements to sell, transfer, lease or dispose over any assets (other than the sale of inventories) owned by the members of the Target Group with a market value exceeding, in each case, USD 500,000;

(f)	agency agreements, deal and distributorship agreements or franchise agreements;

(g)	consultancy agreements providing, in each case, for annual payments exceeding USD 500,000;

(h)	supply agreements or framework agreements for supplies entered into by members of the Target Group as customer with a third party as supplier, providing for an aggregate consideration exceeding USD 500,000 (one time or annually);

(i)	manufacturing agreements of members of the Target Group as manufacturer with a third party providing, in each case, for annual payments exceeding USD 500,000;

(j)	research and development agreements;

(k)	agreements between the members of the Target Group and any Seller, Sellers’ Affiliates or directors or employees of any Seller or Sellers’ Affiliates, other than the relationship with representatives of the Sellers on the Company’s supervisory board;

(l)	agreements relating to capital expenditures with a value exceeding USD 500,000 (one time or annually);

(m)	agreements restricting the freedom of competition;

(n)	agreements outside the ordinary course of business, or not at arm’s length;

(o)	any commitment to enter into any of the agreements referred to in this Sec. 9.12.1, any letters of interest or memoranda of understanding with respect thereto.

9.12.2	Status

To Sellers’ Best Knowledge:

(a)	Each Material Agreement is in full force and effect and enforceable against the parties thereto in accordance with its terms.

(b)	No party to any Material Agreement has terminated or is entitled to terminate or has announced a termination of any such Material Agreement.

(c)	No member of the Target Group is in default under or material breach of any Material Agreement.

(d)	No Material Agreements will terminate and no party to any Material Agreement (other than the relevant member of the Target Group) is entitled to terminate or materially amend any Material Agreement solely as a result of the execution or performance of this Agreement or the transactions contemplated herein (change of control).

9.13	Employees, Labor and Pensions Matters

9.13.1	Key Employees

(a)	Status of Key Employees

Exhibit 9.13.1 contains a correct and complete list of the Target Group’s employees who have received, or are entitled to receive, in the business year 2020 an annual fixed gross salary (including performance-related payments (including bonuses) and fringe benefits (including incentives, stock options, company cars) and other benefits) exceeding USD 150,000 (together, the "Key Employees") setting out for each Key Employee the position, administration number, start of employment, annual fixed gross salary, performance-related payments (including bonuses) and stock options.

(b)	Status of Key Employment Agreements

To Sellers’ Best Knowledge, none of the current Key Employees has given notice of termination of his/her employment relationship or has announced such termination.

(i)	No Severance Payments, No Compensation

To Sellers’ Best Knowledge, and except as disclosed in Exhibit 9.13.1, no Key Employee would be entitled to severance payments or a compensation under a contractual non-compete covenant exceeding USD 300,000 if his/her employment relationship was terminated.

(ii)	No Change of Control Provisions

To Sellers’ Best Knowledge, and except as disclosed in Exhibit 9.13.1, the execution and performance of this Agreement or the transactions contemplated herein do not trigger any payment obligations of members of the Target Group towards any Key Employee.

9.13.2	Employees

Exhibit 9.13.2 contains a correct and complete list as of the Signing Date of all officers, managing directors, board members and employees (including members of the senior management (leitende Angestellte), apprentices and part-time employees) (together, the “Employees”) of all members of the Target Group in each case setting out the date of birth, administration number, department, position, start of employment, annual fixed gross salary and performance-related payments (including bonuses). Employees who enjoy special legal protection against termination are identified, specifying the legal justification for such protection (e.g., maternity leave, parental leave, severe disability).

9.13.3	Freelancers

To Sellers’ Best Knowledge, except as set forth in Exhibit 9.13.3, none of the current freelancers and none of the freelancers deployed by members of the Target Group within the last five years prior to the Signing Date has or had to be classified as an employee of the relevant member of the Target Group pursuant to the applicable law.

9.13.4	Leased Employees

To Sellers’ Best Knowledge, no member of the Target Group currently deploys or has deployed during the last five years prior to the Signing Date leased employees that are material for the Target Group’s business.

9.13.5	Employee Benefits

Exhibit 9.13.5 contains a correct and complete list of all agreements and other commitments regarding employee benefits (such as performance-related payments, anniversary, holiday or jubilee payments, Christmas bonuses, fringe benefits, other variable remuneration elements or similar rights and stock options), other than Pensions Commitments (together, the "Employee Benefits") setting out the legal basis for the Employee Benefits and the nature of the relevant agreements or other commitments, the amounts involved.

9.13.6	Pensions

No member of the Target Group has entered into any agreements or other commitments regarding pensions under which members of the Target Group have any obligations (together, the "Pension Commitments"). For the avoidance of doubt, any 401(k) plans in place at the Target Group and as disclosed in Exhibit 9.13.5 shall not fall within the scope of Pension Commitments within the meaning of this Sec. 9.13.6.

9.13.7	Collective Arrangements

No member of the Target Group is a party to or bound by or applying any collective bargaining agreement. No social plan or reconciliation of interests is applicable to members of the Target Group.

9.13.8	Compensation Obligations

All compensation obligations of the Target Group vis-à-vis or in respect of its current and former employees for periods up to the Closing Date have been paid by the relevant member of the Target Group, in particular no social security contributions are outstanding.

9.13.9	Labor Disputes / Works Council

In the last three (3) years prior to the Signing Date, the members of the Target Group have not experienced any strike, lockout or labor interruption; or any lawsuit, dispute or proceedings with any union, works’ council or any other body of employee representation before any court, conciliation committee, arbitrator or governmental authority.

9.14	Bank Accounts

Exhibit 9.14 contains a complete and correct list of all bank accounts of the Target Group and all of the authorized signatories for these accounts.

9.15	Permits

9.15.1	Status of Business Permits

The members of the Target Group have obtained all governmental authorizations, consents, approvals, permits, licenses, certifications and registrations (the "Permits") which are necessary to conduct its business (together, the "Business Permits").

9.15.2	Validity of Business Permits

All Business Permits are in full force and effect, and have not been challenged by any third party. No proceedings regarding a revocation or withdrawal of any Business Permit have been initiated or threatened.

9.16	Compliance, Legal Proceedings and Default

9.16.1	Compliance

The members of the Target Group and its managing directors have always conducted the Target Groups' business in compliance with, and all agreements entered into by the Target Group comply with, all applicable laws, regulatory and statutory requirements in all jurisdictions in which the members of the Target Group currently operate or have operated in the past, in particular all applicable securities laws and capital market rules, data protection laws and regulations (including the General Data Protection Regulation (EU) 2016/679) and the California Consumer Protection Act), in all material respects. The members of the Target Group have not received any written notice alleging a breach of the terms of a law, judgment or Business Permit. The members of the Target Group have always complied in all material respects with their contractual obligations relating to privacy, data protection and information security and have at all times implemented and maintained commercially reasonable and appropriate safeguards compliant with all applicable data protection laws and regulations to protect and maintain the confidentiality, integrity, availability, resilience and security of personal data maintained or processed by or for the members of the Target Group. No accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to or acquisition of, or other unauthorized processing of such personal data has occurred and there are no facts or circumstances that would require the members of the Target Group to provide notice to any customer, supplier, demand partner, publisher or other person (including any governmental entity) of any data security breach pursuant to any applicable data protection laws or regulations.

9.16.2	No Unlawful Business Practices

(a)	The Sellers, the Sellers’ Affiliates and, the members of the Target Group fully comply and have always fully complied with any and all applicable laws and regulations, including, if and to the extent applicable, the U.S. Foreign Corrupt Practices Act and any other applicable laws and regulations from any jurisdiction regarding bribery, corruption or money-laundering, the U.S. economic sanctions laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control ("OFAC"), and any other applicable laws and regulations from any jurisdiction regarding economic sanctions, terrorist financing, or the import and export of goods, and any rules on environmental protection, product safety and worker safety.

(b)	Neither the Sellers, the Sellers’ Affiliates, the members of the Target Group nor their directors and employees have, directly or indirectly, granted, promised or raised the prospect of an unlawful advantage or benefit in connection with the business activity of the Target Group, nor has, the Target Group or any such person been granted, promised, or given the prospect of such an advantage or benefit.

(c)	The Target Group has implemented and maintained in all material respects adequate systems, controls, processes and procedures to ensure on-going awareness and compliance with all applicable laws, regulations and regulatory requirements, judgements and guidelines.

9.16.3	Legal Proceedings

(a)	The members of the Target Group are not involved in any legal or administrative proceedings before any court, arbitrator or governmental authority with a value in dispute exceeding, in each case, USD 100,000 (excluding costs and fees). No such legal or administrative proceedings have been threatened against members of the Target Group, any of the assets presently or formerly owned by members of the Target Group.

(b)	The Target Group is not subject to any decision by a court, arbitrator or governmental authority that materially limits the ability to conduct its business in the ordinary course.

9.16.4	Governmental Investigations

To Sellers’ Best Knowledge, no governmental investigation outside the ordinary course of business concerning the Target Group is pending or threatened in writing.

9.17	Inside Information

No inside information within the meaning of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse exists with respect to the Company and no such inside information has been disclosed to the Purchaser in the course of his due diligence.

9.18	Public Subsidies

To Sellers’ Best Knowledge, and apart from support or funding in connection with the COVID-19 pandemic, the members of the Target Group have not received any public subsidies, in particular any state aid within the meaning of Article 87 of the EC Treaty, since its respective date of incorporation.

9.19	Environmental Matters

The members of the Target Group have not caused, and are not subject to, any liability or obligation resulting from any environmental laws (i) relating to any property or asset currently or formerly owned, leased, operated, occupied or used in the course of the business, or (ii) relating to the use, management, handling, transport, treatment, generation, storage, disposal or release of any hazardous substances by the Company.

9.20	Insurance

Exhibit 9.20 contains a correct and complete list of all insurance policies providing insurance cover for the assets, business and/or operations of the Target Group (together, the "Insurance Policies"), setting out the insured risk, insurance company, policy number, date, term, annual premium and coverage. All Insurance Policies are in full force and effect. The relevant member of the Target Group has complied with all obligations under the relevant Insurance Policies (including the payment of all premiums when due).

9.21	Tax

9.21.1	The members of the Target Group have duly and timely filed all Tax Returns required to be filed by them on or prior to the Signing Date with the national or local tax authorities. Such Tax Returns are true and accurate in all material respects. All Taxes relating to periods prior to the Closing Date have, to the extent they have fallen due prior thereto, been fully and timely paid or, to the extent they have not fallen due prior thereto, provisions accruing such Taxes that are not yet due have been fully made on the Financial Statements.

9.21.2	The members of the Target Group have maintained up-to-date record, both as required by applicable law and so as to enable them to deliver correct and complete Tax Returns and to calculate any Tax Liability of the Target Group or the entitlement of the Target Group to claim any relief from Tax.

9.21.3	The members of the Target Group have made all withholdings and deductions in respect, or on account, of any Tax from any payment made by it which it is obliged or entitled to make and has paid to the appropriate Tax Authorities all amounts so withheld or deducted, in each case on or before the due date for making such payment to the relevant Tax Authority, including any Tax due in relation to transactions entered into with the customers and suppliers of the members of the Target Group.

9.21.4	No disputes or deficiencies are pending with the Tax Authorities or any other public authority concerning the payment or assessment of the Target Group's Taxes and no such disputes or deficiencies are to the Sellers' Best Knowledge threatened.

9.21.5	To Sellers' Best Knowledge, no audits or investigations have been made or are presently being made by any Tax Authority regarding the Tax position of the members of the Target Group and, to Sellers' Best Knowledge, there are no facts or circumstances which may give rise to any such audit or investigations other than listed in Exhibit 9.21.5.

9.21.6	No member of the Target Group has claimed, used or requested exemptions, facilities roll-over relief or deferrals in relation to Tax that could result in a claw back or recapture, or otherwise give rise to Tax, after the date of this Agreement, including but not limited to exemptions or deferrals of Tax relating to any reorganization or merger under the German transformation tax act (Umwandlungsteuergesetz).

9.21.7	Each member of the Target Group (i) is duly and correctly registered for VAT purposes (ii) is entitled under the applicable VAT legislation to credit for all of its input VAT, (iii) cannot be subjected to a revision of the VAT position, leading to a recapture of VAT deducted on or before Closing, and (iv) has not been required by a tax authority to give security under the applicable VAT legislation. The Company is not or has never been for VAT purposes a member of any group of companies and no application has been made by the Company to be so treated. No member of the Target Group has claimed a credit for VAT purposes for which it is not entitled and has not made any transactions excluding full credit for VAT in the current or preceding 5 years and there are not circumstances by reason of which it does not have full entitlement to recover all VAT payments made by it.

9.21.8	Each member of the Target Group other than the Company is and has at all times been resident for Tax purposes solely in its place of incorporation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purposes. No member of the Target Group other than the Company is subject to Tax in any jurisdiction other than its place of incorporation.

9.21.9	The Company is and has at all times been resident for Tax purposes and solely been managed by local management solely in Germany and is not and has not at any time been treated as resident or had its management located in any other jurisdiction for any Tax purposes. The Company is not and has at all times not been subject to Tax in any jurisdiction other than Germany.

9.21.10	The profit and loss transfer agreements entered into among German members of the Target Group are valid and binding, comply with Section 14 paragraph 1 number 3 of the German Corporate Income Tax Act and have been fully executed since the date of their effective dates.

9.21.11	All loans granted to members of the Target Group by Affiliates can be repaid by the lenders in full.

9.21.12	All intangibles held by the Target Group qualify as self-developed for purposes of any applicable innovation box regime. To the extent that any innovation box regime has been applied, it has been applied in full accordance with applicable Tax Law and regulations, including but not limited to any decrees published.

9.21.13	No Tax Authority has operated or agreed to operate any special arrangements (being an arrangement which is not based on relevant legislation or any published practice) in relation to Tax affairs of any member of the Target Group.

9.21.14	There are no encumbrances for Taxes upon the assets of any member of the Target Group.

9.21.15	No member of the Target Group is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, or has any liability for Taxes of any other person other than members of the Target Group pursuant to any applicable law, including Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law).

9.21.16	No member of the Target Group is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for German or United States federal income Tax purposes.

9.21.17	There are no self-employed persons, contractors or temporary workers who are or at any time have been or should be or have been treated as employee of a member of the Target Group for Tax purposes and no self-employed person, contractor or temporary worker may seek or has ever sought to assert the same.

9.21.18	No member of the Target Group has been liable to pay any fine, interest, penalty or surcharge in respect of Tax.

9.21.19	To Sellers’ Best Knowledge, no member of the Target Group has in the 3 (three) years prior to this Agreement been involved in any transaction or series of transactions which, or any part of which, for any Tax purposes is required to be specifically disclosed to a Tax Authority, including but not limited to any transaction or series of transactions which is required to be reported under Council Directive (EU) 2018/822/EU amending Directive 2011/16/EU.

9.21.20	All transactions or arrangements made by the member of the Target Group, including transactions or arrangements by the member of the Target Group with direct or indirect shareholders, have been made on arm’s length terms.

9.21.21	All written agreements between the members of the Target Group and any Tax Authority regarding the Tax treatment of any transaction involving a member of the Target Group have been disclosed in the Data Room.

9.21.22	Members of the Target Group are not and will not be required to include an item of income, or exclude an item of deduction, for any period or portion of any period beginning at or after the Closing as a result of (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. applicable Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. applicable Laws); (iii) any prepaid amounts, deposits or advance payments received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date or the use of a cash or improper method of accounting on or prior to the Closing Date (including for the avoidance of doubt any adjustments under Section 481 of the Code relating to any of the foregoing); (v) an agreement entered into with any Taxing Authority (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; (vi) an income inclusion under Sections 951 or 951A of the Code or Subchapter K of the Code relating to income accruing prior to the Closing with respect to any interest held by Target Company in a “controlled foreign corporation” (as defined in Section 957 of the Code) or entity classified as a partnership at or prior to the Closing; (vii) any election to defer income under the Code (or any corresponding or similar provision of state, local or foreign Law) made by the Company at or prior to the Effective Time; or (viii) the forgiveness pursuant to COVID-19 Measures of indebtedness incurred prior to the Closing by a Target Company. The Target Companies are not and shall not be required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” or any other Tax pursuant to Section 965(h)(1) or Section 965(i) of the Code. The Target Companies have not, pursuant to COVID-19 Measures deferred until after the Closing the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing.

9.21.23	The Target Companies have not participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b).

9.21.24	None of the Target Companies has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock qualifying (or intending to qualify), in whole or in part, for tax-free treatment under Section 355 or Section 361 of the Code (A) at any time since January 1, 2016 or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) since January 1, 2016.

9.21.25	Each member of the Target Group has properly operated its payroll tax system, deducting wage Tax (as appropriate) from all payments to, or treated as made to, Employees and former Employees of it.

9.21.26	The Company has in all material respects complied with all reporting requirements and proper records have been maintained relating to all payments and benefits made or provided or treated as made or provided to its current and former directors, employees and officers.

9.21.27	The Company has been entitled to tax regime of Preferred Technological Enterprise under the Law for the Encouragement of Capital Investment, 5719-1959. and of the Approval Confirmations (kitvei ishur), to the extent applicable, issued to the Company pursuant thereto. The Company does not maintain “trapped earnings” (Revachim Klu’im) as part of its retained earnings.

9.21.28	The Company did not participate in any transaction listed in Section 131(g) of the Income Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder. The Company has never taken a tax position that is subject to reporting under Section 131E of the Income Tax Ordinance or has ever obtained a legal or tax opinion that is subject to reporting under Section 131D of the Income Tax Ordinance.

9.21.29	The Company is and has not been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

9.21.30	The Company has not received or applied for a Tax ruling, any “taxation decision” (hachlatat misui) from the Israeli Tax Authority or entered into any agreement or arrangement that will be binding upon the Company or would otherwise have an effect on the Company following Closing.

9.21.31	The Company is in compliance, and in the past has always complied, with the all relevant requirements of Section 102 of the Income Tax Ordinance and the regulations promulgated thereunder, with respect to any equity awards issued pursuant to the provisions of such section, and the Company has complied with the requirements of Section 3(i) of the Income Tax Ordinance with respect to the grant of options or shares to independent contractors or “controlling shareholders” (as defined in such section). The applicable Stock Options plan and any amendments thereto were timely and duly filed with, or reported to, the Israeli Tax Authority in accordance with the time specifications set forth in the Income Tax Ordinance and all Stock Options purported by the terms of the grant thereof to be granted under Section 102(b)(2) of the Income Tax Ordinance (capital gains route) are in full compliance with the provisions of Section 102 of the Income Tax Ordinance. Each Stock Option intended to qualify for the capital gains route under Section 102 of the Israeli Tax Ordinance is so qualified.

9.22	Transaction Fee

9.22.1	Apart from the settlement of the Stock Options described in Sec. 4 of this Agreement as well any other standard remuneration and/or bonuses paid to employees and/or members of the Company’s management board and/or supervisory board and included in the Transaction Costs, no current or former director or employee of the Target Group has received or is entitled to any finder’s fee or any type of commission or bonus or benefit from a member of the Target Group in connection with this Agreement or the transactions contemplated herein.

9.22.2	The members of the Target Group have not paid and are not obliged to pay any kind of transaction fee.

9.22.3	The members of the Target Group have not paid and are not obliged to pay any of the Sellers’ external costs of professional advisors in connection with the preparation and performance of this Agreement and the transactions contemplated herein.

9.23	Full Disclosure

To the Sellers’ Best Knowledge, no statement made in this Agreement, or any other document or certificate delivered by the Sellers or the members of the Target Group to the Purchaser in connection with this Agreement, contains any untrue or misleading statement of a material fact or has omitted to state any material fact necessary, to make any statements herein or therein, misleading.

9.24	Sellers' Best Knowledge

"Sellers' Best Knowledge" shall mean all facts and circumstances which the Sellers or Lars Windhorst, Tareq Shabib, Tarek Malak and Mark An or Ziv Elul and Yaron Zaltsman know, knew or should have known. The phrase "should have known" within the meaning of sentence 1 hereof, refers specifically also to those facts and circumstances, which any of the aforementioned individuals would have learned had he or she not grossly negligent violated their obligations to carefully select, initiate or ask the respective staff members.

10.	Undertakings

10.1	Conduct of Business prior to Closing / Exercise of Voting Rights

10.1.1	From the Signing Date to the Closing Date, except as otherwise contemplated by this Agreement, Sellers’ undertake to vote in the general meeting of the Company in the negative (Ablehnung) regarding the following matters:

(a)	create, allot or issue, or allow to be created, allotted or issued, any share capital of the Company (except pursuant to (i) the conversion of any outstanding bonds in accordance with the terms thereof and (ii) any existing employee/management participation plan);

(b)	repay, redeem or repurchase, or allow to be repaid, redeemed or repurchased, any share capital of the Company or undertaking any capital measure pursuant to Sections 182 through 237 AktG or similar provisions in relevant other jurisdictions;

(c)	sell or transfer, or agree to sell or transfer, any of its Sold Shares;

(d)	the transfer of all or substantial parts of the assets of the Company to a third party;

(e)	the dissolution of the Company;

(f)	any measure pursuant to the German Reorganisation Act (Umwandlungsgesetz, UmwG) or similar provisions in relevant other jurisdictions; and

(g)	take any other action to amend the articles of association or to procure a conversion, legal merger or legal demerger of the Company;

10.1.2	The Sellers guarantee by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 para. BGB that the Company will comply with the covenants and undertakings which it agrees to comply with under the Support Agreement.

10.1.3	No Shop

(a)	Unless this Agreement has been consummated or terminated in accordance with its terms, the Sellers and the Sellers' Affiliates shall not, and shall procure to the extent legally possible, that no member of the Target Group will,

(i)	directly or indirectly participate, tender or exercise any rights in the Offer;

(ii)	directly or indirectly, through any director or agent solicit, initiate or take any action to facilitate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) substantial parts of the assets of, or any Shares in, the Target Group or any business combination involving the Target Group;

(iii)	enter into or participate in any discussions or negotiations with, furnish any information relating to the Target Group, or afford access to the business, properties, assets, books or records of the Target Group, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any person or entity (other than the Purchaser or any of the Purchaser’s advisors or entity designated by the Purchaser) that is seeking to make, or has made any such proposal or offer; or

(iv)	take any action which could in any way or form materially adversely affect the ultimate acquisition of 100% of the Shares by the Purchaser.

The Sellers shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made or received and shall, in any such case give notice to the Purchaser, indicating in reasonable detail the terms and conditions of such proposal, offer, inquiry or contact.

(b)	If a Seller

(i)	or a member of the Target Group breaches its obligations set forth in Sec. 10.1.3(a)(i);

(ii)	or accepts a competing offer for any of his/its Shares between the Signing Date and the Closing Date or the termination of this Agreement in accordance with its terms the Sellers shall pay to the Purchaser a break fee in the amount of USD 2.00 for each Share for which the Offer or competing offer has been accepted, but in any event not less than USD 500,000 (the "Break Fee"). Such payment shall not prejudice or limit any claims the Purchaser may have or any other remedies available to the Purchaser, provided, however that an amount equal to any paid Break Fee shall be deducted from any damages suffered by the Purchaser.

10.1.4	The Sellers shall indemnify and hold harmless the Purchaser and relevant member of the Target Group from and against any and all claims, liabilities, deficiencies, losses, damages, fines, penalties and costs (the "Losses") arising out of or in connection with a negligent (fahrlässig) or intentional (vorsätzlich) breach of the undertakings provided for in this Sec. 10.

10.2	Change of Board Members

The Purchaser will determine at a later stage whether any changes should be made to the composition of the management board and/or the supervisory board, respectively. If so requested by the Purchaser, the Sellers shall exercise all of their voting rights attached to the Sold Shares and also otherwise provide any support reasonably required to exchange with effect on or after Closing any board members with any individuals designated by the Purchaser.

11.	Further Declarations

11.1	Relevant Stockholder

To Sellers’ Best Knowledge, the Company has not received any voting rights notifications pursuant to Sec. 33 German Securities Trading Act (Wertpapierhandelsgesetz) or any similar applicable law pursuant to which any director, officer, 5% or greater stockholder of Digital Turbine, Inc. and/or the Purchaser (collectively, a “Relevant Stockholder”) owns, directly or indirectly, a 5% or greater (or collectively as a group a 10% or greater) interest in the Company or any other member of the Target Group. To Sellers’ Best Knowledge, no Relevant Stockholder will receive, directly or indirectly, 5% or more (or collectively as a group 10% or more) of the aggregate amount of the Sellers’ Consideration and the Minority Consideration. The Sellers do not own 5% or more (or collectively as a group 10% or more) in Digital Turbine, Inc. and/or the Purchaser.

11.2	Financing Source

11.2.1	Notwithstanding anything in this Agreement to the contrary, each of the Sellers and any Sellers’ Affiliate hereby

(a)	agrees that any action, whether in law or in equity, whether in contract or in tort or otherwise, asserted against any Bank Related Party, arising out of or relating to, this Agreement, and any financing agreements or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the financing agreements that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of New York)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction),

(b)	agrees not to bring or support any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Bank Related Party in any way arising out of or relating to, this Agreement, the financing agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York,

(c)	agrees that service of process upon the Sellers or any Sellers’ Affiliate in any such action or proceeding shall be effective if notice is given in accordance with Sec. 18.1,

(d)	irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court,

(e)	knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law all rights of trial by jury in any action brought against any Bank Related Party in any way arising out of or relating to, this Agreement, the financing agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder,

(f)	agrees that no Bank Related Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature,

(g)	agrees that no Bank Related Party will have any liability to any Seller, Sellers’ Affiliate or any of it or their officers, directors or employees in connection with this Agreement, the financing agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Purchaser against any Bank Related Party with respect to the financing or any services thereunder),

(h)	agrees that each Bank Related Party is an express third party beneficiary of, and may enforce, the foregoing agreements in this Sec. 11.2 and such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Sec. 11.2) shall not be amended in any way adverse to any Bank Related Party without the prior written consent of such Bank Related Party, and

(i)	for clarity, nothing in this Sec. 11.2 shall be deemed to alter Sec. 20, or to have any effect on the Sellers’ rights under this Agreement to assert claims against the Purchaser in accordance with Sec. 20.

“Bank Related Parties” means each Person who has committed to provide financing to the Purchaser under a loan agreement, note purchase agreement, indenture or other credit agreement, including Bank of America, together with each Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney and agent of any of the foregoing or the heirs, executors, successors and assigns of any of the foregoing.

12.	Remedies; Limitations

12.1	Restitution in Kind; Damages; Scope of Liability

12.1.1	If and to the extent that one or more of the Sellers’ Guarantees are incorrect (such event a “Breach of Guarantee”), the Sellers shall

(a)	put the Purchaser within a reasonable period of time, but in any case not later than 10 (ten) Business Days after it has received Notice by the Purchaser of such relevant Breach of Guarantee, in such position as the Purchaser would have been in without such Breach of Guarantee (restitution in kind; Naturalrestitution);

(b)	or, to the extent restitution in kind is (i) factually not possible or (ii) not performed by the Sellers within the time period set out under Sec. 12.1.1(a), pay monetary damages (Schadenersatz in Geld) to the Purchaser.

12.1.2	The Sellers shall only be liable for any Losses incurred by the Purchaser as a direct result of a Breach of Guarantee, and shall not be liable for any indirect damages (mittelbare Schäden) consequential damages (Folgeschäden), loss of profits (entgangener Gewinn), Losses caused by business interruption (Betriebsunterbrechungsschäden), administration, overheads, out of pocket expenses (including attorney’s fees and legal costs) incurred by the Purchaser and similar costs, punitive damages, any loss of goodwill or any reputational damage.

12.1.3	Any claims of the Purchaser under this Sec. 12.1 as a result of a Breach of Guarantee are referred to as “Guarantee Claims”.

12.1.4	Any undisputed payment of damages owed under this Agreement in respect of a Guarantee Claim is due within 60 (sixty) Business Days after the Purchaser has notified the relevant Seller of the amount of such Guarantee Claim.

12.2	Notice of a Guarantee Claim

In the event of any assumed Breach of Guarantee the Purchaser shall without undue delay give Notice thereof to the relevant Seller, (i) making reference to such Sellers’ Guarantee which it considers breached, (ii) describing in reasonable detail the facts or circumstances that give rise to such Breach of Guarantee, (iii) providing copies to that Seller of such information as reasonably necessary for such Seller to assess the validity of the Purchaser’s claim on face of the provided documentation, and (iv) stating whether restitution in kind or monetary damages (or a combination of both) is requested and, if monetary damages are requested, their reasonably estimated amount.

12.3	Third Party Claims

12.3.1	If the Purchaser becomes aware of any claim threatened or asserted by a third party (including a public authority) that constitutes or is reasonably likely to result in a Breach of Guarantee (the “Third Party Claim”), the Purchaser shall without undue delay give Notice thereof to the relevant Seller, specify the basis for such Third Party Claim therein, and shall provide such Seller with copies of such documentation (including correspondence, court documents etc.) as necessary to assess the matter, in particular any written document containing a deadline.

12.3.2	The Purchaser shall involve the relevant Seller in the defense against any such action if and to the extent the Purchaser, in its sole discretion and giving due regard to its own interest, considers that such involvement would be useful in defending such claim. The Purchaser shall give the relevant Seller an opportunity to assess the relevant circumstances from a legal and factual point of view. To the extent the relevant Sellers takes any action with respect to such third party, the relevant Seller must comply with any instructions given by the Purchaser. The Guarantee Claim shall remain unaffected by a Purchaser's violation of its duty to inform and to cooperate under this Sec. 12.3 however, Section 254 BGB shall apply.

12.4	Exclusion and Limitation of Liability

12.4.1	The Purchaser shall not be entitled to any Guarantee Claim if and to the extent it is based on facts or circumstances that were actually known (or should have been known (deemed knowledge, Kennenmüssen) by the Purchaser prior to the Signing Date. Such underlying facts or circumstances shall be deemed to be known if they have been truly and Fairly and reasonably Disclosed to Purchaser or its representatives or advisers in this Agreement, any Exhibit hereto or in the virtual data room hosted by Intralinks with the exchange name “Project Firefly” (the “VDR”). For evidence purposes, the Sellers will instruct Intralinks to provide to each of the Parties an identical write protected USB-stick containing (i) a copy of the VDR as of 17 March 2021, 4:00 p.m. Central European Time and (ii) a copy of the diligence tracker as of 19 March 2021, 6:00 p.m. Central European Time.

12.4.2	Moreover, the Purchaser shall not be entitled to any Guarantee Claim if and to the extent such claim is based on facts or circumstances that were actually known to the Purchaser prior to the performance of the Closing Actions, unless the Purchaser has reserved its rights (Vorbehalt) in relation to such respective Sellers’ Guarantees before performing the Closing Actions.

12.4.3	The Purchaser shall not be entitled to bring a Guarantee Claim if and to the extent:

(a)	the Breach of Guarantee or the underlying facts or circumstances have already resulted in the recovery of damages by the Purchaser under this Agreement including a set-off by the Purchaser with any potential Sellers' claim for the Earn-Out Consideration;

(b)	have resulted in a claim for repayment or indemnification against a third party (including insurers) or in any other monetary benefit (including Tax benefits) of the Purchaser or, as the case may be, are reasonably expected to result therein, however, only if and to the extent such claim is recoverable;

(c)	are due to a change of law, interpretation of law or administrative practice after the Signing Date; and/or

(d)	the Breach of Guarantee has arisen from any act or omission of the Purchaser within the meaning of Section 254 BGB or to which the Purchaser has declared its explicit consent.

12.4.4	There shall be no double counting or double recovery for any Guarantee Claims (relating to the same subject matter) brought by the Purchaser under or in connection with this Agreement even though the underlying facts or circumstances might be covered by the scope of several Guarantees.

12.5	Time Limitations

12.5.1	Any Guarantee Claims of the Purchaser pursuant to

(a)	Sec. 9.3, 9.4 and 9.5 shall become time-barred (verjährt) after five (5) years from the Closing Date;

(b)	Sec. 9.21 shall become time-barred upon expiration of a limitation period of six (6) months after the relevant assessment has become un-appealable and finally binding according to applicable laws and

(c)	any other claims for Breaches of Guarantee shall be become time-barred (verjährt) after eighteen (18) months from the Closing Date

(the “Time Limitation”).

12.5.2	Any claim by the Purchaser hereunder must be notified to the relevant Seller prior to the expiration of the Time Limitation. Section 209 BGB does not apply.

12.6	Tipping Basket

12.6.1	Sellers shall only be liable in respect of Guarantee Claims if the relevant Guarantee Claim alone or the aggregate of Guarantee Claims exceed EUR 6,000,000 ("Tipping Basket") (Freigrenze), in which case the full amount shall be payable, provided, however, that this Sec. 12.6.1 shall not apply with respect to Key Fundamental Guarantees and Fundamental Guarantees.

12.7	Liability Cap

12.7.1	Taking into account that Purchaser will enter into a R&I Insurance (as defined below), the aggregate actual liability of Sellers for all Guarantee Claims for any Loss not excluded by the Tipping Basket or otherwise, is limited to EUR 1 ("Overall Cap"), respectively.

12.7.2	With respect to (i) Fundamental Guarantees, (ii) Uninsured Items (as defined below) and (iii) New Items (as defined below) the Overall Cap as defined in Sec. 12.7.1 shall not apply, however, for all claims based on (i), (ii) or (iii) the aggregate liability of all Sellers shall be limited to 10% of the Sellers’ Consideration actually received, and for all claims based on Key Fundamental Guarantees the aggregate liability of all Sellers shall be limited to 100% of the Sellers’ Consideration actually received.

12.8	Exclusion of further Remedies

12.8.1	The Parties are in agreement that the provisions under this Sec. 11 conclusively set out the entirety of the available claims, rights and remedies of the Purchaser as well as the limitations of liability in case of a Breach of Guarantee.

12.8.2	Any other rights and claims of the Purchaser for a Breach of Guarantee of any kind in connection with this Agreement other than those expressly stipulated in this Agreement, including any rights and claims relating to curing performance (Nacherfüllung), withdrawal (Rücktritt) or the winding up of the transactions contemplated in this Agreement (e.g. by way of großer Schadenersatz or Schadenersatz statt der Leistung), reduction of the purchase price (Minderung), damages (Schadenersatz), compensation for useless expenses (Ersatz vergeblicher Aufwendungen), breach of pre-contractual duties (culpa in contrahendo) pursuant to Section 311 para. 2 BGB, voidance (Anfechtung), any claims based on frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), Section 275 para. 2 BGB are excluded.

12.8.3	The limitations under this Sec. 11 do not apply to any rights and remedies based on wilful deceit (arglistige Täuschung) or intentional conduct (Vorsatz).

13.	R&I Insurance

13.1	Efforts to arrange for R&I Insurance

Immediately after the Signing Date, the Purchaser shall use commercially reasonable efforts to arrange for representations and indemnity insurance (the "R&I Insurance") in the name of the Purchaser as insured party for purposes of recourse in respect of Guarantee Claims. The costs of the R&I Insurance shall be borne by the Purchaser.

13.2	Bring Down of Disclosures

On the Closing Date, the Sellers shall provide the Purchaser with a review of the Sellers' Guarantees, conducted on the Closing Date with the Sellers and members of the management board of the Company and such other officers, directors or employees of the Target Group as requested by the R&I Insurance to identify any facts or circumstances which have occurred since the Signing Date constituting a breach of the Sellers' Guarantees given by the Sellers as at the Closing Date (the "Bring Down of Disclosures"). The Purchaser will discuss and agree upon with the insurer of the R&I Insurance the form and content of the Bring Down of Disclosures. The Sellers hereby already agree to such form and content of the Bring Down of Disclosures.

13.3	Sellers' Liability

In respect of (i) Key Fundamental Guarantees, (ii) Fundamental Guarantees (iii) Uninsured Items and (iv) New Items, the Sellers shall, subject to Sec. 12.7.2, pay to the Purchaser the amount not so paid by the insurer of the R&I Insurance under the R&I Insurance policy subject to the limitations provided for in the R&I Insurance policy, i.e. taking into account any thresholds, deductible etc. agreed with the R&I Insurance company. The Purchaser is entitled to set-off any of these claims with the Earn-Out Consideration.

"Uninsured Items" means any facts and circumstances that result in a claim of the Purchaser under a Sellers' Guarantee but are explicitly excluded under the R&I Insurance policy.

"New Items" means any facts and circumstances that result in a claim of the Purchaser under a Sellers' Guarantee and that were only disclosed by the Sellers under the Bring Down of Disclosure and therefore excluded under the R&I Insurance policy, unless such fact and circumstance qualifies as a Closing Obstacle which would have entitled the Purchaser to not proceed with Closing and the Sellers have prior to Closing confirmed this to the Purchaser in writing, including an explanation in reasonable detail of why such facts or circumstances qualify as Closing Obstacle, and waived all their rights to Closing.

14.	Tax

14.1	Definitions

14.1.1	"Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

14.1.2	"COVID-19 Measures" means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, governmental order, action, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19 and any evolutions thereof and related epidemics, pandemics or disease outbreaks, including, but not limited to, the United States Coronavirus Aid, Relief and Economic Security Act, as amended from time to time.

14.1.3	"Income Tax Ordinance" means the Israeli Income Tax Ordinance, 1961, as amended.

14.1.4	"Interim Options Ruling" has the meaning assigned to it pursuant to Sec. 14.6.1.

14.1.5	"Section 102 Options" means Stock Options granted pursuant to Section 102 of the Income Tax Ordinance and held in trust by the Section 102 Trustee.

14.1.6	"Section 102 Securities” means any Stock Options issued upon exercise of a Section 102 Option and held in trust by the Section 102 Trustee.

14.1.7	"Section 102 Tax Ruling" has the meaning assigned to it pursuant to Sec. 14.6.1.

14.1.8	"Section 102 Trustee" means the Trustee appointed pursuant to Section 102 of the Income Tax Ordinance.

14.1.9	"Section 102 Trust Period" has the meaning assigned to it pursuant to Sec. 14.6.1.

14.1.10	"Tax" or "Taxes" means (i) any federal, state or local taxes (Steuern) and auxiliary levies (steuerliche Nebenleistungen) as defined in Section 3 of the German Fiscal Code (Abgabenordnung) or in any similar provision under applicable foreign law, (ii) any other levies or duties (Abgaben) under mandatory German or foreign law (including the Code and individual states and local governments of the United States of America), including customs duties and social security contributions, (iii) administrative fines, (iv) including in each of the cases of (i) through (iii) secondary liabilities (Haftungsschulden) relating to such taxes or levies and any liability for payment of amounts described under (i) through (iii), including payments under a tax sharing agreement or other agreement providing for payment of Taxes of any other person, and (v) in all cases any related interest, penalty, fine, liability, addition or other accessory charge.

14.1.11	"Tax Authority" means any competent governmental authority in charge of imposing any Tax.

14.1.12	"Tax Claim" means a claim by Purchaser for a payment to be made by Sellers to Purchaser pursuant to Sec. 14.2;

14.1.13	"Tax Group" means those companies treated for the purposes of determining the amount of or liability for or relief from any Tax as being members of the same group of companies or fiscal unity;

14.1.14	"Tax Liability" means:

(a)	a liability to make an actual payment or increased payment of, or in respect of, or on account of, Tax (including making a payment in settlement of a Tax liability) ("Actual Tax Liability"), in which case the amount of the Tax Liability shall be the amount of the actual payment or increased payment;

(b)	the loss (otherwise than, for the avoidance of doubt, by utilisation or set off) of a Tax Relief, in which case the amount of the Tax Liability shall be the amount of Tax that would have been saved but for such loss (assuming that Company or any of its subsidiaries have used the Tax Relief in full and that, to the extent that there is an Actual Tax Liability as a result of the loss, the Tax would have been charged at the Tax rates applying to that period and, where there is no Actual Tax Liability, the Tax that would have been saved would have been charged at the Tax rates current at Closing) or, where the Tax Relief is a right to repayment of Tax, the amount of the re-payment;

(c)	the use or setting off of any Tax Relief in circumstances where, but for such use or setting off, Company would have had an Actual Tax Liability in respect of which Sellers would have been liable under this Sec. 13, in which case the amount of the Tax Liability shall be the amount for which the Sellers would have been liable under Sec. 13 but for such set-off or utilisation;

14.1.15	"Tax Refund" means any repayment or reimbursement of any Tax and any supplement paid by any Tax Authority.

14.1.16	"Tax Relief" means means any relief, loss, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to a repayment of or saving of Tax (including any repayment supplement or interest paid by any Tax Authority), arising to the Purchaser at any time and:

(a)	any reference to the use or set-off of a Tax Relief shall be construed accordingly and shall include use or set-off in part; and

(b)	any reference to the loss of a Tax Relief shall include the absence, failure to obtain, non-existence, non-availability, disallowance, withdrawal, claw-back or cancellation of any Tax Relief, or its utilisation or set-off by any person other than the Purchaser and shall also include this Tax Relief being available only in a reduced amount and "lost" as it relates to a Tax Relief shall be construed accordingly;

14.1.17	"Tax Return" shall mean any return, declaration, report, notice or similar statement required to be filed with any Tax Authority related to any Taxes (including any attached schedules or supporting information), including any information return, claim for refund, amended return and declaration of estimated Tax.

14.1.18	"Treasury Regulations" means the United States Treasury Regulations promulgated with respect to the Code.

14.2	Tax Indemnification

The Sellers shall indemnify and hold harmless the Purchaser and the members of the Target Group, against (i) any Losses (including, for the avoidance of doubt, any Taxes) arising from a breach of any representation contained in Sec. 9.21 and (ii) any Taxes imposed on or payable by a member of the Target Group which relate to periods, or portions thereof, ending on or before the Closing Date or result from actions taken on or before the Closing Date. The Sellers’ indemnification payment shall be due no later than five (5) Business Days prior to the day on which the respective Tax or amount underlying the Loss is due for payment by the respective entity to the competent Tax Authority, even if the assessment does not yet have binding effect (formelle Bestandskraft). The Sellers shall not be liable vis-à-vis the Purchaser (and the Tax indemnification claim shall be reduced accordingly) if and to the extent

14.2.1	the respective Tax has been paid until the Closing Date or properly accrued in the Financial Statements or the Interim Statement of the member of the Target Group; or

14.2.2	the respective Tax is caused by any change in the accounting or taxation policies applied by the Purchaser, its Affiliates or members of the Target Group (including methods of submitting Tax Returns) after Closing which has legal retroactive effect for periods, or portions thereof, ending on or before the Closing Date and the change has not been made due to binding law or in compliance with applicable tax accounting rules.

14.2.3	For the avoidance of doubt, the Sellers shall not be liable for the existence or usability of any Tax loss carry forwards by the Purchaser or the members of the Target Group.

14.3	Tax Refunds

14.3.1	Subject to Closing, Purchaser shall pay to Seller an amount proportionate to the nominal value of the Sold Shares over the total registered capital of the Company (including the registered capital from the conversion of any Bonds) to any Tax Refund which is received by any member of the Target Group after the Closing Date for amounts paid in respect of any Tax or Taxes paid or otherwise settled by such member of the Target Group prior to or on the Closing Date (including by way of a prepayment), provided that Purchaser shall not be liable for any amount of any Tax Refunds if and to the extent that such Tax Refund (a) results from the use of a Tax Relief or (b) results from any of the acts, transactions or events, or arises in any of the circumstances, occurring after the Closing Date (including but not limited to Tax refunds resulting from carrying back losses) to the extent that the aggregate amount of such Tax Refunds does not exceed the aggregate amount of assets for Taxes or receivables for Taxes which have been taken into account in the financial statements of the members of the Target Group.

14.3.2	Purchaser shall use, and shall procure that the members of the Target Group will use, reasonable endeavors to comply with any formal requirements to be met after the Closing Date for the recovery of any Tax Refund (but, for the avoidance of doubt, Purchaser shall not be required to take or procure that any member of the Target Group takes any action which would involve the use of a Tax Relief). Purchaser shall promptly notify Seller in writing of the receipt of the Tax Refund. Any amount payable to Seller pursuant to this Sec. 14.3 shall be due and payable within ten (10) Business Days after the Tax Refund has been received by the relevant member of the Target Group.

14.4	Cooperation on Tax Matters

After the Closing Date, the Purchaser and the Sellers shall reasonably cooperate, and shall cause their advisors to reasonably cooperate, with each other in connection with all Tax matters relating to any Taxes payable by members of the Target Group for any period ending on or including the Closing Date, including the preparation and filing of any Tax Return or the conduct of any Tax audits, investigations or other proceedings. The cooperation between the Purchaser and the Sellers shall include (but shall not be limited to) the making available by either Party to the respective other Party of all books and records and the assistance of all directors and employees, to the extent reasonably required in connection with such Tax matters. The Purchaser shall notify the Sellers of any proposed audit or assessment relating to any Tax with respect to which Sellers may reasonably incur any liability hereunder. The Purchaser shall cause the relevant member of the Target Group to give the Sellers the opportunity to participate in any audits or other proceedings related to any such Tax. For the avoidance of doubt, the Purchaser and the members of the Target Group shall always have the right to submit and amend Tax Returns and submit information to the Tax Authorities as in the reasonable and good faith opinion of Purchaser required by mandatory law without Sellers’ consent.

14.5	As-if Assessment

Any Tax period starting before the Closing Date and ending thereafter shall be deemed to be split in a first Tax period ending on the Closing Date and a second Tax period starting after the Closing Date for the purpose of allocating Taxes under this Sec. 14. The Taxes which are deemed for the purpose of this Sec. 14 to relate to the Tax assessment period ending on the Closing Date and for which Sellers shall indemnify Purchaser shall be determined as follows:

14.5.1	In case of any Taxes based upon or related to income, gains, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, the amount of such Taxes shall be deemed to be the amount that would be assessed under the applicable Tax laws of the relevant jurisdiction if the relevant Tax assessment period and the relevant fiscal year of the relevant members of the Target Group ended on the Closing Date (including the amount of income, profits or gains that under such laws is deemed to be earned, accrued or received in such a notional Tax assessment period). Facts and circumstances reducing or increasing the amount of Tax payable that can be exclusively allocated to the time period before or after the Closing Date, under the applicable Tax laws, shall be attributed accordingly, while other amounts which cannot be exclusively attributed to the time period before or after the Closing Date, e.g., periodic Tax allowances like ordinary depreciations, shall be split up on the basis of an appropriate allocation key, being generally understood, unless the Sellers and the Purchaser agree on a more suitable allocation key, as the pro rata portion of the time of the taxable period or fiscal year elapsed on the Closing Date. If a member of the Target Group is a member of a Tax Group, its income shall be apportioned in accordance with the foregoing principles and an amount equal to the amount that would be assessed if the relevant Tax period ended on the Closing Date shall be deemed to be attributed to the Tax Group parent and be taken into account when calculating the Tax Group parent's obligations prior to the Closing Date.

14.5.2	In case of any other Taxes, the amount of such Taxes shall be deemed to be the amount that would be assessed under the applicable Tax laws of the relevant jurisdiction for the entire Tax assessment period multiplied by a fraction, the denominator of which is the number of days of the entire Tax assessment period and the numerator of which is the number of days of the portion of such Tax assessment period ending on the Closing Date.

14.5.3	Notwithstanding Secs. 14.5.1 and 14.5.2 above, any Taxes based upon or related to any and all actions initiated by Sellers prior to or on the Closing Date with regard to changes of the legal form of Sellers or any member of the Target Group shall be allocated and attributed to the period ending on the Closing Date, irrespective of when the respective measure becomes effective and/or the Tax arises.

14.6	102 Options

14.6.1	As soon as reasonably practicable after the Signing Date, but in no event later than ten (10) Business Days thereafter, the relevant members of the Target Group, in full coordination with the counsel and advisers of the Purchaser, shall file, or shall have filed, with the competent Tax Authority (and Purchaser shall have or shall have had an opportunity to review and approve in advance any such documents prior to their being filed with the competent Tax Authority, an application for a ruling that provides, in effect, inter alia, (i) the payments made in respect to Section 102 Securities, shall not constitute a violation of Section 102 if such payments are deposited with the Section 102 Trustee and released only after the lapse of the “requisite holding period” (as such term is defined in Section 102) (the "Section 102 Trust Period"); (ii) Purchaser, the members of the Target Group and anyone acting on their behalf shall be exempt from withholding tax in relation to any payments made to the Section 102 Trustee or anyone on their behalf with respect to payments for Section 102 Securities and (iii) that any payment of any Tax due in relation to the Stock Option Settlement Payment in relation to Section 102 Securities shall be postponed until the actual receipt of such payments if such payments are deposited with the Section 102 Trustee and released only after the lapse of the 102 Trust Period (with respect to Section 102 Options) (the "Section 102 Tax Ruling"). The Section 102 Tax Ruling may be subject to further customary conditions regularly associated with such a ruling. If the Section 102 Tax Ruling is not granted prior to the Closing Date, the relevant member of the Target Group shall seek to receive prior to the Closing Date an interim ruling confirming, among other things, that Purchaser, the members of the Target Group and any Person acting on their behalf shall be exempt from Israeli withholding tax in relation to any payments made or consideration delivered pursuant to this Agreement to the Section 102 Trustee, in relation to any Section 102 Securities (the "Interim Options Ruling"). Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Section 102 Tax Ruling as promptly as practicable. The final text of the Section 102 Tax Ruling or the Interim Options Ruling shall in all circumstances be subject to the prior written confirmation of Purchaser. To the extent the Interim Options Ruling is obtained, all references in this Agreement to the Section 102 Tax Ruling shall be deemed to refer to such Interim Options Ruling, until such time that a final definitive Section 102 Tax Ruling is obtained.

14.6.2	Sellers shall indemnify Purchaser for any claim resulting from the fact that an employee may not be entitled to the reduced tax rate with respect to the exercise of his/her Section 102 Options.

14.7	Limitation Period

Any claims under this Sec. 14 shall be time-barred upon expiration of the later of (i) seven (7) years after the Closing or (ii) six (6) months after the ultimate, final and binding assessment (endgültig bestandskräftige Festsetzung) of the relevant Tax.

14.8	Set-off Right

For the avoidance of doubt: the Purchaser shall be entitled to set-off (aufrechnen) any claim the Sellers might have against the Purchaser against any claim the Purchaser might have against the Sellers pursuant to Sec. 14.2.

14.9	Reduction of Purchase price

Any payments under this Sec. 14 as well as under Sec. 11 shall be treated as a reduction of the Purchase Price as between the Parties. If and to the extent payments are made by the Sellers directly to the relevant member of the Target Group, such payments shall be construed and deemed as contributions (Einlagen) made by the Purchaser or by such company's direct shareholder into the relevant member of the Target Group and shall be treated as a reduction of the Purchase Price as between the Parties.

14.10	Exclusivity

Unless explicitly otherwise stated, any claims of any of the Parties with regard to Taxes shall be exclusively governed by this Sec. 14.

15.	Purchaser’s Guarantees

The Purchaser hereby guarantees to each Seller regardless of fault (verschuldensunabhängig), by way of an independent promise of warranty (selbständiges Garantieversprechen) within the meaning of Section 311 para. 1 BGB that the following statements (the “Purchaser’s Guarantees”) are true and correct as of the Signing Date and as of the Closing Date. Such statements shall neither constitute an agreement on the quality (Beschaffenheitsvereinbarung) within the meaning of Section 434 para. 1 BGB, nor a guarantee concerning the quality of the object of the purchase within the meaning of Sections 443 BGB (Garantie für die Beschaffenheit der Sache):

15.1	Capacity of the Purchaser and Purchaser’s Parent

15.1.1	The Purchaser and Purchaser’s Parent have full authority and capacity to enter into this Agreement and to perform the transactions contemplated herein, in particular to sell and transfer the Purchaser’s Parent Common Stock. All necessary corporate actions have been taken and all necessary consents have been obtained with regard to the execution and performance of this Agreement and the transactions contemplated herein by the Purchaser.

15.1.2	The entering into of this Agreement and the transactions contemplated in it, do not require any permit or consent by any court, public authority or other public body and do not violate any binding decision, decree or order of any kind of any court, public authority or other public body. This Agreement and the transactions intended by it are legally binding and enforceable commitments for the Purchaser and Purchaser’s Parent.

15.1.3	This Agreement has been duly executed on behalf of the Purchaser and Purchaser’s Parent and constitutes legal, valid and binding obligations of the Purchaser and Purchaser’s Parent which are enforceable in accordance with the terms of this Agreement.

15.1.4	No legal or administrative proceedings are pending or threatened against or affecting the Purchaser or Purchaser’s Parent before any court, arbitrator or governmental authority which could in any manner affect the execution or performance of this Agreement or the transactions contemplated herein.

15.1.5	As of the date of this Agreement, Purchaser’s Parent qualifies as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”), and no event has occurred or condition exists that would reasonably be expected to cause Purchaser’s Parent to become an “ineligible issuer” as defined in Rule 405 under the Securities Act.

15.2	Status of the Purchaser and Purchaser’s Parent

No insolvency or similar proceedings regarding the Purchaser and Purchaser’s Parent are pending or threatened and there are no circumstances which would require or justify the opening of or application for such proceedings.

15.3	Purchaser’s Parent Common Stock

15.3.1	The shares of Purchaser’s Parent Common Stock to be issued as the Closing Share Consideration have been duly authorized and, when issued and duly delivered as contemplated by this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any pledge, lien, encumbrance, security interest or other claim.

15.3.2	The Purchaser’s Parent Common Stock issued as Closing Share Consideration is not subject to any

(a)	pledges, charges, encumbrances, statutory liens or third-party rights;

(b)	seizures;

(c)	trust arrangements, silent partnerships, sub-participations or similar arrangements;

(d)	sale, disposal, option or transfer agreements or pre-emptive rights;

(e)	voting agreements which will not be terminated with effect as of the Closing Date;

(f)	agreements obliging the Purchaser to perform any of the measures specified in Secs. 15.3.2(a) through 15.3.2(e) above; or

(g)	shareholders’ resolutions providing for their redemption or similar measures under any applicable laws.

15.4	Guarantor Financial Statements

(a)	To Guarantor’s Best Knowledge, the consolidated financial statements for the financial year 2019 (the "Guarantor Financial Statements") of the Guarantor have been prepared in accordance with the general accounting principles of US GAAP, in particular the principle of consistency in accounting and valuation and the principle of cautiousness, each applied on a basis consistent with the principles used in the preparation of the relevant financial statements of the preceding years, except as set forth in the notes thereto. The balance sheet, profit and loss account and notes of the Guarantor Financial Statements present a true and fair view of the net assets, the financing and earning situation of the Purchaser’s Parent and the members of its group of companies for the period referenced therein.

(b)	To Guarantor’s Best Knowledge, the accounting principles applied at Purchaser’s Parent and the members of its group of companies have not been changed since the date of the Guarantor Financial Statements except as stated in the notes to the Guarantor Financial Statements or as required by mandatory law.

15.5	Guarantor Assets

15.5.1	Title to Guarantor Assets

To Guarantor’s Best Knowledge, the Guarantor and the members of the Guarantor’s group of companies own, lease, license or otherwise have a legal right to use all material fixed and current assets which are presently being used and/or are necessary for the respective member of the Guarantor’s group of companies to carry on its business in the ordinary course as conducted on the Signing Date (collectively, the "Guarantor Assets"). The Guarantor Assets are in a customary and reasonable condition for the business of the members of the Guarantor’s group of companies, subject to normal wear and tear.

15.5.2	Encumbrances

To Guarantor’s Best Knowledge and except as disclosed in Exhibit 15.5.2 and except any Permitted Liens, all Guarantor Assets which are owned by the members of the Guarantor’s group of companies are free of any pledges, charges, encumbrances, statutory liens or third party rights or any seizures other than liens in favor of landlords under mandatory laws, and are not subject to any assignment, leasing or factoring agreements, any agreements providing for payment on deferred terms or any similar agreements.

"Permitted Liens" means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other liens arising or incurred in the ordinary course of business or any liens which arises by operation of law (including liens arising by virtue of rights of customers, suppliers and subcontractors in the ordinary course of business), (ii) liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing or which are being contested in good faith by appropriate proceedings for which there are adequate reserves established, (iii) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record), (iv) liens securing the obligations of the Guarantor under any operating lease, (v) liens granted to any lender at the Closing in connection with any financing by the Purchaser of the transactions contemplated hereby, and (vi) liens arising out of retention of title provisions in a supplier’s or vendor’s standard conditions of supply in respect of goods acquired in the ordinary course of business or other unpaid vendor’s or supplier’s liens arising in the ordinary course of business.

15.5.3	Guarantor’s Best Knowledge

“Guarantor’s Best Knowledge” shall mean all facts and circumstances which the members of the Guarantor’s board of directors know, knew or should have known. The phrase "should have known" within the meaning of sentence 1 hereof, refers specifically also to those facts and circumstances, which any of the members of the Guarantor’s board of directors would have learned had he or she not grossly negligent violated their obligations to carefully select, initiate or ask the respective staff members.

15.6	Remedies and Limitations

If any of the Purchaser’s Guarantees in Secs. 15.1 to 15.5 is incorrect, Secs. 12.1 and 12.2 shall apply mutatis mutandis. Claims for a breach of a Purchaser’s Guarantee shall become time-barred twelve (12) months after the Closing Date.

16.	Post-Closing Covenants

16.1	General Principle

The Sellers and the Purchaser shall cooperate, and shall procure that their Affiliates cooperate, using their commercially reasonable efforts to procure a smooth and expedient transition of the Target Group to the Purchaser. The rights of the Parties under this Agreement shall not be affected.

16.2	Post-Closing Assistance

16.2.1	On the Closing Date and after Closing, the Sellers and the Purchaser shall use their commercially reasonable efforts to execute and perform, and procure to be executed and performed, all such further documents, deeds, instruments, agreements and measures as may reasonably be necessary to implement the terms of this Agreement and to give the Parties the full benefit of the provisions of this Agreement, provided that nothing in this Agreement shall limit the freedom to operate of the Company or the right of the Purchaser to exercise its rights in accordance with applicable laws to influence in the Purchaser’s sole discretion the conduct of the business of the Company.

16.2.2	The Parties shall cooperate with each other and provide all reasonable assistance to each other in the event that

(a)	any orders or investigations of any court, arbitrator or governmental authority;

(b)	any legal or administrative proceedings; or

(c)	any investigations or proceedings by cartel authorities

are issued, initiated or threatened to be issued or initiated against members of the Target Group with respect to activities of the Target Group prior to Closing.

16.2.3	Until the expiry of three (3) years from Closing, the Purchaser shall provide and shall procure that the Company provides the Sellers’ Representative at reasonable request with all documents, information and assistance which are in the reasonable opinion of the Purchaser relevant for any legal or administrative proceedings before any court, arbitrator or governmental authority with respect to activities of the Company prior to Closing.

16.3	Shelf Registration

16.3.1	As promptly as practicable following the Closing Date but no later than the tenth (10th) calendar day after the Closing Date, the Purchaser shall file with the U.S. Securities and Exchange Commission (the “SEC”) an automatic shelf registration statement on Form S-3 pursuant to Rule 462 under the Securities Act (or, if Form S-3 is not then available to the Purchaser, such other form under the Securities Act, available to the Purchaser), providing for the resale of the Closing Share Consideration, from time to time, by the Sellers (the “Shelf Registration Statement”). Subject to Sec. 16.3.2 below, the Purchaser shall use its commercially reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the SEC as soon as practicable after the initial filing thereof, but in no event later than 30 days following the Closing Date. The Shelf Registration Statement shall provide for the resale, from time to time, of any and all of the Closing Share Consideration by the Sellers pursuant to any method or combination of methods legally available (including, without limitation, an underwritten offering, a direct sale to purchasers, or a sale through brokers or agents).

16.3.2	If the filing or initial effectiveness of the Shelf Registration Statement at any time would require the Purchaser to make a Supplemental Disclosure (as defined below) or would require the inclusion in the Shelf Registration Statement of financial statements that are unavailable to the Purchaser for reasons beyond the Purchaser’s control (including financial statements required by Rule 3-05 of Regulation S-X), the Purchaser may, upon giving prompt written notice of such action to the Sellers, delay the filing or initial effectiveness of the Shelf Registration Statement for the shortest period of time, determined in good faith by the Purchaser to be necessary for such purpose. The Purchaser shall immediately notify the Sellers of the expiration of any period during which it exercised its rights under this Sec. 16.3.2. "Supplemental Disclosure" means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Purchaser, after consultation with counsel to the Purchaser, (i) would be required to be made in the Shelf Registration Statement or any prospectus related thereto in order for the Shelf Registration Statement or any such prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Shelf Registration Statement were not being filed, and (iii) the Purchaser has a bona fide business purpose for not making such information public.

16.3.3	The Purchaser shall take all actions necessary to cause the Closing Share Consideration to be approved for listing on the on the NASDAQ Capital Market.

16.4	Non-Solicitation Undertaking

Until the expiry of two (2) years from Closing, none of the Sellers shall, directly or indirectly, and shall procure that none of the Sellers’ Affiliates do, directly or indirectly,

(A)	influence or attempt to influence any customers, suppliers, employees, consultants, distributors, salespersons, agents, distributors, representatives or other third parties maintaining a contractual or other business relationship with the Target Group to terminate or discontinue such contractual or other business relationship or to reduce the volume of goods or services provided or received, as the case may be, thereunder; or

(B)	solicit or attempt to solicit the service or employment of any current director, or employees of the Target Group, except for public bona fide recruitment campaigns not directed at the individual in question.

The restrictions set forth in this Sec. 16.4 operate for the benefit of the Purchaser and for the benefit of the Target Group constituting third party rights within the meaning of Section 328 (1) BGB.

17.	Confidentiality and Public Announcements

17.1	Confidentiality

The terms of this Agreement, and the substance of all negotiations in connection with it, are confidential to the Parties and their advisers, who shall not disclose them to, or otherwise communicate them to, any third party without the written consent of the other Parties other than:

(a)	to the Parties’ respective senior management, auditors, insurers and lawyers on terms which preserve confidentiality;

(b)	pursuant to an order of a court of competent jurisdiction or pursuant to any proper order or demand made by any competent authority or body where they are under a legal or regulatory obligation to make such a disclosure; and

(c)	as far as necessary to implement and enforce any of the terms of this Agreement.

17.2	Public Announcements

The Parties shall not at any time publish or otherwise make any statement concerning the other Party and/or the other Party’s Affiliates which is derogatory or disparaging or which is intended to or could reasonably be expected to lower their respective reputations.

18.	Notices

18.1	Form of Notice

Any notice or other communication in connection with this Agreement (each a “Notice”) shall be made:

(a)	in English language;

(b)	in writing (Schriftform) (or any stricter form required by mandatory law);

(c)	delivered by hand, registered post or by courier, by fax or by email, if sent as a pdf of the original signed version.

18.2	Addresses and Recipients

Notices shall be sent to the following addresses and recipients or such other address or recipient as notified by a Party to the other Party from time to time.

If to Tennor:

Entity:	Tennor Holding B.V.
Attention of:	Lars Windhorst / Stefan Kindler / Tatiana Cohen
Address:	Schiphol Boulevard 127, G4.08, 1118 BG Schiphol, The Netherlands
E-mail address:	Lars.Windhorst@tennor.com / Stefan.Kindler@tennor.com / Tatiana.Cohen@tennor.com

If to LW:

To:	Mr Lars Windhorst
Address:	Gubelstr. 24, 6300 Zug, Switzerland
E-mail address:	Lars.Windhorst@tennor.com

If to Advert:

Entity:	Advert Finance B.V.
Attention of:	Stefan Kindler
Address:	Schiphol Boulevard 127, G4.02, 1118 BG Schiphol, The Netherlands
E-mail address:	Stefan.Kindler@tennor.com

If to Purchaser:

Entity:	Digital Turbine Luxembourg S.à r.l.
Attention of:	Mr David Wesch
Address:	121, avenue de la Faïencerie L – 1511 Luxembourg, Grand Duchy of Luxembourg
E-mail address:	David.Wesch@DigitalTurbine.com

If to Purchaser’s Parent:

Entity:	Digital Turbine, Inc.
Attention of:	Mr David Wesch
Address:	110 San Antonio Street, Suite 160, Austin, Texas, United States
E-mail address:	David.Wesch@DigitalTurbine.com

19.	Costs and Fees, Transfer Taxes

19.1	Own Costs, Costs of Advisers

Each Party will bear the costs and expenses incurred by it in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated herein, including any professional fees and disbursements of its counsel, financial advisors or accountants.

19.2	Transfer Taxes

All notary, court, registration or similar fees, real estate and other transfer taxes (including VAT or other tax of a similar nature in other jurisdictions), stamp duties and other public levies in connection with the execution and implementation of this Agreement shall be borne by the Purchaser.

20.	Governing Law and Jurisdiction

20.1.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including, without limitation, any contractual or non-contractual disputes, claims or obligations) (a “Dispute”) shall be subject to and construed in accordance with the laws of the Federal Republic of Germany, excluding its conflict of laws rules and the United Nations Convention on Contracts for the International Sale of Goods (CISG).

20.1.2	All Disputes shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration (DIS) without recourse to the ordinary courts of law. The place of arbitration is Frankfurt am Main, Germany. Temporary relief (Einstweiliger Rechtsschutz) before the courts of the competent jurisdiction shall remain unaffected. The number of arbitrators is three (3). The language of the arbitral proceedings is English.

21.	Final Provisions

21.1	Joint and Several Debtors

The Sellers shall be liable as joint and several debtors (Gesamtschuldner) for any claims and obligations under or in connection with this Agreement.

21.2	Purchaser’s Parent as Guarantor

The Guarantor and the Purchaser shall be liable as joint and several debtors (Gesamtschuldner) for any claims and obligations under or in connection with this Agreement.

21.3	Currency Conversion

Any currency conversions shall be determined using exchange rates prevailing on the fifth day prior to the Closing Date or the fifth day prior last trading day of the Earn-Out Period, as the case may be. The European Central Bank fixing rates shall be used which are published both by electronic market information providers and on the ECB's website www.ecb.int shortly after 2:15 p.m. CET. When such rates are not available on such date, Reuters world spot rates (mid-rate on page FX=) taken as close as possible to 2:15 p.m. CET shall be used.

21.4	Entire Agreement

Except as expressly provided otherwise in this Agreement, this Agreement contains the entire agreement between the Parties with respect to its subject matter and shall supersede all prior agreements and understandings made by the Parties oral or in writing with respect to the subject matter thereof.

21.5	No Third Party Beneficiaries

Neither this Agreement nor any provision contained in this Agreement is intended to confer any rights or remedies upon any third (natural or legal) person other than the Parties, unless explicitly stated herein.

21.6	Assignment

No Party may assign or otherwise transfer in whole or in parts any of its rights or obligations under this Agreement without the prior written consent of the other Party.

21.7	Amendment

Any provision of this Agreement (including this Sec. 21.7) may only be amended, supplemented or waived by written instrument (or any stricter form required by mandatory law) executed by the Parties and explicitly making reference to the terms of this Agreement which are affected by such amendment, supplement or waiver.

21.8	Further Assurance

Insofar as it is able to do so after Closing, each Seller shall during the period of twelve (12) months following the Closing Date do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things reasonably required by, and in a form reasonably satisfactory to, the Purchaser in order to give effect to this Agreement.

21.9	Severability

Should any provision of this Agreement be or become, either in whole or in part, void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), this shall not affect the remainder of this Agreement. In such event the Parties shall recognize and give effect to such valid, effective and enforceable provision that comes as close as legally possible to the commercial intention of the Parties pursued with the void, ineffective or unenforceable provision. The same shall apply if this Agreement contains any unintentional gaps (Vertragslücken).

***

Exhibit D – Structure Chart

Exhibit D

Structure Chart

Fyber N.V.

Group Structure

As per 17 March 2021

FYBER N.V.
Amsterdam, The Netherlands
Supervisory Board
Y. Safai (Chairman)
F. Rios (Vice-chairman)
T. Malak
K. Sehnaoui
A. Metre
Management Board
Z. Elul (CEO)
D. Sztern (Deputy CEO & COO)
Y. Zaltsman (CFO)
100%
RNTS Germany Holding GmbH Berlin, Germany (non-operational)
100%
RNTS Media Deutschland GmbH Berlin, Germany (non operational)
98.02%*
Fyber GmbH Berlin, Germany
100%
Fyber Monetization Ltd. Petach Tikva, Israel
100%
Heyzap Inc. Delaware, US
100%
Falk Realtime Ltd. London, UK
100%
Fyber Media GmbH Berlin, Germany
100%
Fyber, Inc. California, US
100%
Inneractive USA, Inc. Delaware, US
100%
Fyber Digital UK Ltd. London, UK
100%
Fyber RTB GmbH Düsseldorf, Germany

Italic – no employees

*Please note: Fyber GmbH holds 1.98% in own shares, i.e. through direct and indirect holdings Fyber N.V. holds 100% in Fyber GmbH

Exhibit 1.1 – Definitions

For the purposes of this Agreement, the following defined terms, which are identified by capitalisation (Großschreibung), shall have the meaning as set forth in this Exhibit 1.1, it being understood that these definitions are applicable to the singular as well as the plural forms of such terms.

Defined Term	Meaning
“Actual Tax Liability”	as defined in Sec. 14.1.14(a)
“Advert”	as defined in the Caption
“Affiliate”	means all directly or indirectly affiliated individual persons or legal entities that are affiliated enterprises (verbundene Unternehmen) within the meaning of Section 15 et seq. AktG.
“Agreement”	as defined in the Caption
“AktG”	German Stock Corporation Act (Aktiengesetz)
“Assets”	as defined in Sec. 9.7.1
“Bank Loans”	as defined in Sec. 5.1.1
"Bank Related Parties"	as defined in Sec. 11.2.1
“BGB”	German Civil Code (Bürgerliches Gesetzbuch)
“Bonds”	as defined in Preamble (C)
“Breach of Guarantee”	as defined in Sec. 12.1.1
“Break Fee”	as defined in Sec. 10.1.3(b)(ii)
“Bring Down of Disclosures”	as defined in Sec. 13.2
“Business Day”	Any day on which the banks in Frankfurt a.M. and Amsterdam are generally open and able to conduct transactions
“Business Permits”	as defined in Sec. 9.15.1
"Cash Consideration"	as defined in Sec. 6.2.1
“Clearstream”	as defined in Sec. Preamble (B)
“Closing”	as defined in Sec. 8.1
“Closing Actions”	as defined in Sec. 8.4
“Closing Conditions”	as defined in Sec. 8.2.1
“Closing Date”	as defined in Sec. 8.1
“Closing Obstacles”	as defined in Sec. 8.3
“Closing Protocol”	as defined in Sec. 8.6
“Closing Share Consideration”	as defined in Sec. 6.2.2(a)

Defined Term	Meaning
“Code”	as defined in Sec. 14.1.1
“Common Stock Cap”	as defined in Sec. 6.2.2
“Common Stock Floor”	as defined in Sec. 6.2.2(d)
“Company”	as defined in Preamble (A)
“COVID-19”	as defined in Sec. 9.11.4
“COVID-19 Measures”	as defined in Sec. 14.1.2
“COVID-19 Relief Benefit”	as defined in Sec. 9.11.4
“Designee”	as defined in Sec. 2.2.4
“Discount Bank Loan”	as defined in Sec. 5.1.1(b)
“Dispute”	as defined in Sec. 20.1.1
“Earn-Out Amount”	as defined in Sec. 6.4.3
“Earn-Out Cash Amount”	as defined in Sec. 6.4.6
“Earn-Out Consideration”	as defined in Sec. 6.4.2
“Earn-Out Maximum Share Amount”	as defined in Sec. 6.4.5
“Earn-Out Period”	as defined in Sec. 6.4.1
“Earn-Out Price”	as defined in Sec. 6.4.4
“Effective Date”	as defined in Sec. 9.6.4
“Employee Benefits”	as defined in Sec. 9.13.5
“Employees”	as defined in Sec. 9.13.2
“Financial Statements”	as defined in Sec. 9.6.1(a)
“Fundamental Guarantees”	as defined in Sec. 9
“GTC”	as defined in Sec. 8.4(g)
“Guarantee Claims”	as defined in Sec. 12.1.3
“Guarantor”	as defined in the Caption
“Guarantor’s Best Knowledge”	as defined in Sec. 15.5.3
"Guarantor Financial Statement"	as defined in Sec. 15.4
“Income Tax Ordinance”	as defined in Sec. 14.1.3
“Information Technology Agreements”	as defined in Sec. 9.10.2

Defined Term	Meaning
“Information Technology Systems”	as defined in Sec. 9.10.1(a)
"Insurance Policies"	as defined in Sec. 9.20
“Interim Options Ruling”	as defined in Sec. 14.6.1
“Interim Statement”	as defined in Sec. 9.6.1(a)
“IP Rights”	as defined in Sec. 9.9.1
“Key Employees”	as defined in Sec. 9.13.1(a)
“Key Fundamental Guarantees”	as defined in Sec. 9
“Leased Properties”	as defined in Sec. 9.8.2
“Leumi Bank Loan”	as defined in Sec. 5.1.1
“License Agreements”	as defined in Sec. 9.9.2
“Licensed IP Rights”	as defined in Sec. 9.9.2
“Loan Note Redemption Amount”	as defined in Sec. 5.2.2
“Loan Notes”	as defined in Sec. 5.2.1
“Loan Notes Release Letter”	as defined in Sec. 5.2.2
“Loans”	as defined in Sec. 9.11.1
“Long Stop Date”	as defined in Sec. 8.7.1
“Losses”	as defined in Sec. 10.1.4
“LW”	as defined in the Caption
“Material Adverse Change”	as defined in Sec. 8.3.1(d)
“Material Agreements”	as defined in Sec. 9.12.1
“Merger Control Approval”	as defined in Sec. 7.1.1
“Merger Control Authority”	as defined in Sec. 7.1.1
“Meridian”	as defined in Sec. 5.2.1
"Minority Consideration"	as defined in Sec. 6.1.2
"Minority Share"	as defined in Sec. 6.1.2
"Minority Shareholders"	as defined in Sec. 6.1.2
"Minority Share Price"	as defined in Sec. 6.1.2
“New Items”	as defined in Sec. 13.3

Defined Term	Meaning
“Notice”	as defined in Sec. 18.1
"OFAC"	as defined in Sec. 9.16.2(a)
“Offer”	as defined in Preamble (F)
“Out-License Agreements”	as defined in Sec. 9.9.10
“Overall Cap”	as defined in Sec. 12.7.1
“Owned Assets”	as defined in Sec. 9.7.2
“Owned IP Rights”	as defined in Sec. 9.9.1
“Party” or “Parties”	as defined in the Caption
“Pension Commitments”	as defined in Sec. 9.13.6
“Permits”	as defined in Sec. 9.15.1
“Permitted Liens”	as defined in Sec. 15.5.2
“PPP Loans”	as defined in Sec. 5.3.1(b)
“Public Software”	as defined in Sec. 9.9.4(h)
“Purchaser”	as defined in the Caption
“Purchaser Assets”	as defined in Sec. 15.5.1
“Purchaser Break Fee”	as defined in Sec. 8.7.1
“Purchaser’s Guarantees”	as defined in Sec. 15
“Purchaser’s Parent”	as defined in the Caption
“Purchaser’s Parent Common Stock”	as defined in Sec. 6.2.2(a)
“Purchaser’s Parent Common Stock Price”	as defined in Sec. 6.2.2(b)
“R&I Insurance”	as defined in Sec. 13.1
“Raisin Bank Loan”	as defined in Sec. 5.1.1(a)
“Redemption Bonds”	as defined in Sec. 6.1.1
“Redemption Loan”	as defined in Sec. 3.2.1
“Relevant Stockholder”	as defined in Sec. 11
“Remaining Bonds”	as defined in Preamble (C)
“Scheduled Closing Date”	as defined in Sec. 8.1
“SEC”	as defined in Sec. 16.3.1
“Section 102 Options”	as defined in Sec. 14.1.5

Defined Term	Meaning
"Section 102 Ruling"	as defined in Sec. 14.1.7
“Section 102 Securities”	as defined in Sec. 14.1.6
“Section 102 Tax Ruling”	as defined in Sec. 14.6.1
“Section 102 Trustee”	as defined in Sec. 14.1.8
“Section 102 Trust Period”	as defined in Sec. 14.6.1
“Securities Act”	as defined in Sec. 15.1.5
“Seller” or “Sellers”	as defined in the Caption
“Sellers’ Best Knowledge”	as defined in Sec. 9.24
"Sellers' Consideration"	as defined in Sec. 6.1.3
“Sellers’ Guarantees”	as defined in Sec. 9
"Severance Payments"	as defined in Sec. 6.2.1
“Shares”	as defined in Preamble (B)
“Shelf Registration Statement”	as defined in Sec. 16.3.1
“Signing Date”	the date of this Agreement
“Sold Shares”	as defined in Sec. 2.1
“Standard Software”	as defined in Sec. 9.9.2
“Stock Option Release Letter”	as defined in Sec. 4.1.2
“Stock Options”	as defined in Sec. 4.1.1
“Stock Option Settlement Payment”	as defined in Sec. 4.1.1
“Subsidiaries”	as defined in Preamble (D)
“Supplemental Disclosure”	as defined in Sec. 16.3.2
“Support Agreement”	as defined in Preamble (G)
“Target Account”	as defined in Sec. 6.5.1(a)
“Target Group”	as defined in Preamble (D)
“Tax” or “Taxes”	as defined in Sec. 14.1.10
“Tax Authority”	as defined in Sec. 14.1.11
“Tax Claim”	as defined in Sec. 14.1.12
“Tax Group”	as defined in Sec. 14.1.13
“Tax Liability”	as defined in Sec. 14.1.14

Defined Term	Meaning
“Tax Refund”	as defined in Sec. 14.1.15
“Tax Relief”	as defined in Sec. 14.1.16
“Tax Return”	as defined in Sec. 14.1.17
"Transaction Costs"	as defined in Sec. 6.2.1
“Treasury Regulations”	as defined in Sec. 14.1.18
“Tennor”	as defined in the Caption
“Tennor Bonds”	as defined in Preamble (C)
“Third Party Claim”	as defined in Sec. 12.3.1
“Time Limitation”	as defined in Sec. 12.5.1
“Tipping Basket”	as defined in Sec. 12.6.1
“Transaction”	as defined in Preamble (E)
“Uninsured Items”	as defined in Sec. 13.3
“VAT”	any taxation levied by reference to added value or any sales or turnover tax of a similar nature
“VDR”	as defined in Sec. 12.4.1
"Waiver Letters"	as defined in Sec. 5.1.2

Exhibit 2.1 – Sold Shares

Seller	Sold Shares at Signing	Shares from EUR 23,6 million bonds to be converted prior to Closing	Sold Shares at Closing
Advert	338,268,093	-	338,268,093
Tennor	103,483,655	78,666,666	182,150,321
Total	441,751,748	78,666,666	520,418,414

* * * * *

This Share Purchase Agreement takes effect on the date stated at the beginning of it.

Tennor Holding B.V.

/s/ Lars Windhorst
Name: Mr. Lars Windhorst
Title: Director

/s/ Tatiana Cohen
Name: Ms. Tatiana Cohen
Title: Director

/s/ Stefan Kindler
Name: Mr. Stefan Kindler
Title: Director

[Signature Page Tennor Holding B.V. to Firefly SPA]

Lars Windhorst

/s/ Lars Windhorst

[Signature Page Lars Windhorst to Firefly SPA]

Advert Finance B.V.

/s/ Stefan Kindler

By:	Advert Investment B.V.
Its:	solely authorised managing director
By:	Stefan Kindler
Its:	solely authorised managing director

[Signature Page Advert Finance B.V. to Firefly SPA]

Digital Turbine Luxembourg S.à r.l.

/s/ Bill Stone
Name: Bill Stone
Title: Director

[Signature Page Digital Turbine Luxembourg S.à r.l. to Firefly SPA]

Digital Turbine, Inc.

/s/ Bill Stone
Name: Bill Stone
Title: Director

[Signature Page Digital Turbine, Inc. to Firefly SPA]